Exhibit 99.4

Risks Related to Elicio
Investing in Elicio Therapeutics, Inc., or Elicio or the Company, securities involves a high degree of risk. You should carefully consider the risk factors set forth below and under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before deciding whether to purchase our securities. The risks and uncertainties we describe below and in the documents mentioned above are not the only ones we face. Additional risks and uncertainties not presently known to us could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.
Risks Related to Elicio’s Operating History, Financial Position and Capital Requirements
Elicio has a history of operating losses that are expected to continue for the foreseeable future, and it is unable to predict the extent of future losses, or whether it will generate significant revenues or achieve or sustain profitability.
Elicio has focused on product development and has not generated any revenues to date. Additionally, it expects to continue to incur operating losses for the foreseeable future. These operating losses have adversely affected and are likely to continue to adversely affect Elicio’s working capital, total assets and stockholders’ deficit.
Since Elicio is an early-stage company, its prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. Specifically, it has generated operating losses each year since its inception, including $28.2 million and $26.4 million for the years ended December 31, 2022 and 2021, respectively. Elicio expects to make substantial expenditures and incur increasing operating costs in the future and its accumulated deficit will increase significantly as it expands development and clinical trial activities for its product candidates. Because of the risks and uncertainties associated with product development, Elicio is unable to predict the extent of any future losses, whether it will ever generate significant revenues or if it will ever achieve or sustain profitability.
Elicio believes that its cash on hand, along with the minimum cash of $25 million delivered by Angion in the Merger, will enable it to fund its operations through calendar year 2023 based on its current plan. Elicio is dependent on obtaining, and is continuing to pursue, necessary funding from outside sources, including obtaining additional funding from the issuance of securities in order to continue its operations. Without adequate funding, it may not be able to meet its financial obligations.
Elicio has not demonstrated an ability to perform the functions necessary for the successful commercialization of any products. The successful commercialization of any of its products will require it to perform a variety of functions, including:
•	continuing to undertake preclinical and clinical development;
•	engaging in the development of product candidate formulations and manufacturing processes;
•	interacting with the applicable regulatory authorities and pursuing other required steps for regulatory approval;
•	engaging with payors and other pricing and reimbursement authorities;
•	submitting marketing applications to and receiving approval from the applicable regulatory authorities; and
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manufacturing the applicable products and product candidates in accordance with regulatory requirements and, if ultimately approved, conducting sales and marketing activities in accordance with health care, FDA and similar foreign regulatory authority laws and regulations.

Elicio has a limited operating history and it expects a number of factors to cause its operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict its future performance.
Elicio is a clinical stage biopharmaceutical company with a limited operating history. Its operations to date have been primarily limited to organizing and staffing its company, acquiring, developing and securing its proprietary technology and preclinical and clinical development of its product candidates. It has not yet successfully completed any clinical trials for any of its product candidates, manufactured its product candidates at commercial scale or conducted sales and marketing activities that will be necessary to successfully commercialize its product candidates, if approved. Consequently, any predictions made about its future success or viability may not be as accurate as they could be if it had a longer operating history or commercialized products. Elicio’s financial condition has varied significantly in the past and will continue to fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond its control. Factors relating to its business that may contribute to these fluctuations include other factors described elsewhere therein and also include, among other things:
•	Elicio’s ability to obtain additional funding to develop its product candidates;
•	Elicio’s ability to conduct and complete nonclinical studies and clinical trials,
•	delays in the commencement, enrollment and timing of clinical trials;
•	the success of Elicio’s nonclinical studies and clinical trials through all phases of development;
•	any delays in regulatory review and approval of product candidates in clinical development;
•	Elicio’s ability to obtain and maintain regulatory approval for its product candidates in the United States and foreign jurisdictions;
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potential toxicity and/or side effects of Elicio’s product candidates that could delay or prevent commercialization, limit the indications for any approved products, require the establishment of risk evaluation and mitigation strategies, or cause an approved drug to be taken off the market;

•	Elicio’s ability to establish or maintain partnerships, collaborations, licensing or other arrangements;
•	market acceptance of Elicio’s product candidates, if approved;
•	competition from existing products, new products or new therapeutic approaches that may emerge;
•	the ability of patients or health care providers to obtain coverage of or sufficient reimbursement for Elicio’s products;
•	Elicio’s ability to leverage its proprietary AMP technology platform to discover and develop additional product candidates;
•	Elicio’s ability and its licensors’ abilities to successfully obtain, maintain, defend and enforce intellectual property rights important to its business; and
•	potential product liability claims.
Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.
Elicio will require substantial additional capital to finance its operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force it to delay, limit, reduce or terminate its research and development programs, commercialization efforts or cease operations.
Elicio’s operations have consumed substantial amounts of cash. During the years ended December 31, 2022 and 2021, it incurred research and development expenses of $18.1 million and $17.9 million, respectively. Elicio will require substantial additional funds to support its continued research and development activities, including the anticipated costs of nonclinical studies and clinical trials, regulatory approvals and potential commercialization. Additionally, its estimates on future financial needs may be based on assumptions that prove to be wrong, and it may spend its available financial resources much faster than it expects.
Until such time, if ever, that Elicio can generate sufficient product revenue and achieve profitability, it expects to seek to finance future cash needs through equity or debt financings and/or corporate collaboration, licensing arrangements and grants. It currently has no other commitments or agreements relating to any of these types of transactions and cannot be certain that additional funding will be available to it on acceptable terms, or at all. Furthermore, the ongoing impact of COVID-19 and geopolitical instability, including the recent military conflict between Russia and Ukraine, as well as the impact of inflationary pressures and resulting rise in interest rates, on global financial markets could make the terms of any available financing less attractive to Elicio and more dilutive to its existing stockholders. If it is unable to raise additional capital, it will have to delay, curtail or eliminate one or more of its research and development programs or cease operations. Additionally, raising additional capital may cause dilution to its stockholders.
Elicio has never generated revenue from product sales and may never become profitable.
Elicio’s ability to generate product sales and achieve profitability depends on its ability, alone or with collaborative partners, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize its current and future product candidates. It does not anticipate generating product sales for the next several years, if ever.
Elicio’s product candidates will require additional clinical, manufacturing, and non-clinical development, regulatory approval, commercial manufacturing arrangements, establishment of a commercial organization, significant marketing efforts, and further investment before it generates any product sales. It cannot guarantee that it will meet its timelines for its development programs, which may be delayed or not completed for a number of reasons. Elicio’s ability to generate future revenues from product sales depends heavily on its, or its collaborators’, ability to successfully:
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complete research and obtain favorable results from nonclinical and clinical development of Elicio’s current and future product candidates, including addressing any clinical holds that may be placed on its development activities by regulatory authorities;

•	seek and obtain regulatory and marketing approvals for any of Elicio’s product candidates for which it completes clinical trials, as well as their manufacturing facilities;
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launch and commercialize any of Elicio’s product candidates for which it obtains regulatory and marketing approval by establishing a sales force, marketing, and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

•	qualify for coverage and establish adequate reimbursement by government and third-party payors for any of Elicio’s product candidates for which it obtains regulatory and marketing approval;
•	develop, maintain, and enhance a sustainable, scalable, reproducible, and transferable manufacturing process for the product candidates Elicio may develop;
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establish and maintain supply and manufacturing capabilities or capacities internally or with third parties that can provide adequate, in both amount and quality, products, and services to support clinical development and the market demand for any of Elicio’s product candidates for which it obtains regulatory and marketing approval;

•	obtain market acceptance of current or any future product candidates as viable treatment options and effectively compete with other therapies to establish market share;
•	maintain a continued acceptable safety and efficacy profile of Elicio’s product candidates following launch;
•	address competing technological and market developments;
•	implement internal systems and infrastructure, as needed;
•	negotiate favorable terms in any collaboration, licensing, or other arrangements into which Elicio may enter and perform its obligations in such collaborations;
•	maintain, protect, enforce, defend, and expand Elicio’s portfolio of intellectual property rights, including patents, trade secrets, and know-how;
•	avoid and defend against third-party interference, infringement, and other intellectual property claims; and
•	attract, hire, and retain qualified personnel.
Even if one or more of Elicio’s current and future product candidates are approved for commercial sale, it anticipates incurring significant costs associated with commercializing any approved product candidate. Its expenses could increase beyond its expectations if it is required by the FDA or other regulatory authorities to perform clinical and other studies in addition to those that it currently anticipates. If it is required to conduct additional clinical trials or other testing of its product candidates that it develops beyond those that it currently expects, if it is unable to successfully complete clinical trials of its product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, or if there are safety concerns, Elicio may be delayed in obtaining marketing approval for its product candidates, not obtain marketing approval at all, or obtain more limited approvals. Even if it is able to generate revenues from the sale of any approved product candidates, it may not become profitable and may need to obtain additional funding to continue operations.
Even if Elicio does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Its failure to become and remain profitable would decrease the value of Elicio and could impair its ability to raise capital, maintain its research and development efforts, expand its business or continue its operations. A decline in the value of Elicio also could cause its stockholders to lose all or part of their investment.
Elicio’s recurring losses from operations have raised substantial doubt regarding its ability to continue as a going concern.
Elicio’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern, and as a result, its independent registered public accounting firm included an explanatory paragraph in its report on Elicio’s financial statements as of and for the year ended December 31, 2022 included elsewhere herein with respect to this uncertainty. This going concern opinion could materially limit Elicio’s ability to raise additional funds through the issuance of new debt or equity securities or otherwise. Future reports on its financial statements may include an explanatory paragraph with respect to its ability to continue as a going concern. Elicio has incurred significant losses since its inception and has never been profitable, and it is possible it will never achieve profitability. It has devoted a majority of its resources to developing ELI-002 and ELI-004, but these product candidates cannot be marketed until regulatory approvals have been obtained. Meaningful revenues will likely not be available unless ELI-002, ELI-004, or any of its current or future product candidates are approved by the FDA or comparable regulatory agencies in other countries and successfully marketed, either by Elicio or a partner, an outcome which may not occur. Elicio believes that its cash on hand, along with the minimum cash of $25 million delivered by Angion in the Merger, will enable it to fund its operations through calendar year 2023 based on its current plan. This period could be shortened if there are any significant increases in planned or actual spending on development programs or more rapid progress of development programs than anticipated. There is no assurance that financing will be available when needed to allow it to continue as a going concern. The perception that Elicio may not be able to continue as a going concern may cause others to choose not to do business with it due to concerns about its ability to meet its contractual obligations.
Risks Related to the Development of Elicio’s Products
Elicio’s product candidates are at an early stage of development and may not be successfully developed or commercialized.
Elicio initiated the AMPLIFY-201 trial for ELI-002 in 2021, targeting KRAS, which product candidate also includes ELI-004, its universal AMP-modified CpG adjuvant and has not previously conducted clinical trials with its product candidates. All of its other product candidates are in preclinical development and will require substantial further capital expenditures, development, testing, and regulatory approval prior to commercialization. Elicio has limited experience designing clinical trials and has not yet filed or supported a marketing application. It may be unable to design and execute a clinical trial that ultimately supports marketing approval.
The time required to obtain approval from the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of regulatory authorities. The outcome of studies is also inherently uncertain. Of the large number of drugs in development, only a small percentage successfully complete the regulatory approval process and are commercialized. The results of nonclinical studies, interim or top-line study results, and early clinical trials of Elicio’s product candidates may not be predictive of the results of later-stage clinical trials. Failure can occur at any time during the clinical trial process. Product candidates in later stages of clinical trials may fail to show the desired safety, purity, and potency traits despite having progressed through nonclinical studies and initial clinical trials. Nonclinical and early clinical studies may also reveal unfavorable product candidate characteristics, including safety concerns. A number of companies have suffered significant setbacks in advanced clinical trials, notwithstanding promising results in earlier trials. In some instances, there can be significant variability in results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants.
Accordingly, even if Elicio is able to obtain the requisite financing to fund its development programs, it cannot assure you that its product candidates will be successfully developed or commercialized. Its failure to develop, manufacture or receive regulatory approval for or successfully commercialize any of its product candidates could result in the failure of its business and a loss of all of its stockholders’ investment.
Elicio’s product candidates are in various stages of development and it will not be able to commercialize its product candidates if its nonclinical and clinical studies do not produce successful results and/or its clinical trials do not demonstrate the safety and efficacy of its product candidates; early results and early understanding of product candidate potential may not be predictive of later success. Any product candidates currently in clinical development or that Elicio advances into clinical development are subject to extensive regulation, which can be costly and time-consuming, and it may experience unanticipated delays or be unable to receive the required approvals to commercialize its product candidates.
Product candidates are susceptible to the risks of failure inherent at any stage of product development, including the occurrence of unexpected or unacceptable adverse events or the failure to demonstrate efficacy in clinical trials. Clinical development is expensive and can take many years to complete, and its outcome is inherently uncertain. The results of nonclinical studies, preliminary clinical trial results, and early clinical trials of Elicio’s product candidates may not be predictive of the results of later-stage clinical trials. Its product candidates may not perform as it expects, may ultimately have a different than expected or no impact at all, may have a different mechanism of action than it initially understands or than it expects in humans, and may not ultimately prove to be safe or effective.
The nonclinical and clinical development, manufacturing, packaging, labeling, storage, record-keeping, advertising, promotion, post-approval monitoring and reporting, import, export, marketing and distribution, among other activities, of Elicio’s product candidates are subject to extensive regulation by the FDA and by comparable health authorities in foreign markets. Elicio is not permitted to market or promote its product candidates in the United States until it receives a Biologics License Application (BLA) from the FDA, or in any jurisdictions outside of the United States until it receives similar authorization from analogous foreign authorities, and it may never receive such regulatory approvals for any of its product candidates.
Some of Elicio’s product candidates have only been tested in a nonclinical setting and while those studies have been subject to certain regulatory requirements in order to support product development and regulatory progression, as such product candidates progress they will require clinical trials (which are subject to much more extensive requirements, including good clinical practice standards), as well as additional manufacturing development, before it will be able to submit marketing applications to the applicable regulatory authorities. Even if its product candidates are approved, they may be subject to limitations on the indicated uses and populations for which they may be marketed. They may also be subject to other conditions of approval, may contain significant safety warnings, including boxed warnings, contraindications, and precautions, may not be approved with label statements necessary or desirable for successful commercialization, or may contain requirements for costly post-market testing and surveillance, or other requirements, including the submission of a risk evaluation and mitigation strategy (REMS) to monitor the safety or efficacy of the products. If Elicio does not receive regulatory authority approval for, and successfully commercialize its product candidates, it will not be able to generate revenue from these product candidates in the foreseeable future, or at all. Any significant delays in obtaining approval for and commercializing its product candidates could have a material adverse impact on its business and financial condition.
The process of product candidate development and obtaining marketing approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved and the conditions that they are intended to treat. The number and nature of nonclinical studies and clinical trials that will be required for regulatory approval also varies depending on the product candidate, the disease or condition that the product candidate is designed to address and the regulations applicable to any particular product candidate. Elicio has not previously submitted a marketing application to the FDA, or a similar marketing application to any comparable foreign authorities, for any product candidate, and it cannot be certain that its product candidates will be successful in clinical trials or receive regulatory approval.
In addition to significant clinical testing requirements, Elicio’s ability to obtain marketing approval for its product candidates depends on obtaining the final results of required nonclinical testing, including characterization of the manufactured components of its product candidates and validation of its manufacturing processes. Regulatory authorities may determine that its product manufacturing processes, testing procedures or facilities are insufficient to justify approval. Approval policies or regulations, or the type and amount of data necessary to gain approval, may change and may vary among jurisdictions. Moreover, regulatory authorities have substantial discretion in the biopharmaceutical approval process, including the ability to refuse to accept an application and to delay, limit or deny approval of a product candidate for many reasons, such as a determination that Elicio’s data is insufficient for approval or that additional nonclinical studies, clinical trials or other data or development work is necessary. Despite the time and expense invested in the development of product candidates, regulatory approval is never guaranteed.
Elicio’s product candidates may fail at any stage of preclinical or clinical development, and may also reveal unfavorable product candidate characteristics, including safety concerns or the failure to demonstrate efficacy in initial clinical trials. Further, its product candidates may not receive regulatory approval even if they are successful in clinical trials. Although Elicio has completed preclinical validation, including toxicology testing and clinical supply manufacturing development for ELI-002 and anticipates completing the preclinical development necessary to file additional INDs for other product candidates in the future, it may experience numerous unforeseen events before, during, or as a result of clinical trials that could delay or prevent its ability to commence or complete development, commence or complete clinical trials, receive marketing approval or commercialize its product candidates, including:
•	Elicio may be unable to generate sufficient nonclinical, toxicology, or other in vivo or in vitro data to support the initiation of clinical trials;
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regulators or IRBs or Independent Ethics Committees (IECs) may not authorize Elicio or its investigators to commence or continue a clinical trial, conduct a clinical trial at a prospective trial site, or amend trial protocols, or may require that it modifies or amends its clinical trial protocols;

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Elicio, regulators, independent data safety monitoring committees, IRBs or IECs, or its data monitoring committee(s) may recommend or require the suspension or termination of clinical research for various reasons, including non-compliance with regulatory requirements or a finding that participants are being exposed to unacceptable health risks, undesirable side effects, or a failure of the product candidate to demonstrate any benefit to subjects, or other unexpected characteristics (alone or in combination with other products) of the product candidate, or due to findings of undesirable effects caused by a chemically or mechanistically similar therapeutic or therapeutic candidate;

•	new information may emerge regarding Elicio’s product candidates or technology platform that result in continued development of some or all of its product candidates being deemed undesirable;
•	Elicio may have delays identifying, recruiting and training suitable clinical investigators or investigators may withdraw from its studies;
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Elicio may experience delays in reaching, or failing to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites or contract research organizations (CROs). Contractual terms can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;

•	Elicio may have delays in adding new investigators or clinical trial sites, or it may experience a withdrawal of clinical trial sites;
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the number of patients required for clinical trials of Elicio’s product candidates may be larger than it anticipates, enrollment in these clinical trials may be slower than it anticipates, or participants may drop out of these clinical trials or be lost to follow-up at a higher rate than it anticipates for a number of reasons, such as adverse events, an inadequate treatment response, fatigue with the clinical trial process or personal issues;

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patients who enroll in Elicio’s studies may misrepresent their eligibility or may otherwise not comply with clinical trial protocols, resulting in the need to drop those patients from those studies, increase the needed enrollment size for those studies, or extend the duration of those studies;

•	there may be flaws in Elicio’s study design, which may not become apparent until a study is well advanced;
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Elicio’s contractors may fail to comply with regulatory requirements or clinical trial protocols, or meet their contractual obligations to it in a timely manner, or at all, or it may be required to engage in additional clinical trial site monitoring;

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regulatory authorities or IRBs/IECs may disagree with the design, including endpoints, scope, or implementation of Elicio’s clinical trials, or regulatory authorities may disagree with its intended indications;

•	regulatory authorities may disagree with the formulation for Elicio’s product candidates, or its product candidate dose or dosing schedule;
•	Elicio may be unable to demonstrate to the satisfaction of regulatory authorities that a product candidate is safe, pure, and potent for any indication;
•	regulatory authorities may not accept, or Elicio or its clinical trials may not meet the criteria required to submit, clinical data from trials which are conducted outside of their jurisdictions;
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the results of clinical trials may be negative or inconclusive, may not meet the level of statistical significance required for, or may not otherwise be sufficient to support marketing approval, and Elicio may decide, or regulatory authorities may require it, to conduct additional clinical trials, analyses, reports, data, or nonclinical studies, or abandon product development programs;

•	Elicio’s product candidates may have undesirable or unintended side effects, toxicities, or other characteristics that preclude marketing approval or prevent or limit commercial use;
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Elicio may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks or otherwise provide an advantage over current standard of care (SOC) or current or future competitive therapies in development;

•	the standard of care for the indications Elicio is investigating may change, which changes could impact the meaningfulness of its resulting study data or which may necessitate changes to its studies;
•	regulatory authorities may disagree with Elicio’s scope, design, including endpoints, implementation, or its interpretation of data from nonclinical studies or clinical trials;
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regulatory authorities may require Elicio to amend its studies, perform additional or unanticipated clinical trials or nonclinical studies or manufacturing development work to obtain approval or initiate clinical trials, or it may decide to do so or abandon product development programs;

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regulatory authorities may find that Elicio or its third-party manufacturers do not satisfy regulatory requirements and standards for the facilities and operations used in the manufacture of its product candidates;

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the cost of clinical trials of Elicio’s product candidates may be greater than it anticipates, or it may have insufficient funds for a clinical trial or to pay the substantial user fees required by the FDA or other regulatory authorities upon the filing of a marketing application;

•	the supply or quality of Elicio’s product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient or inadequate;
•	regulatory authorities may take longer than Elicio anticipates to make a decision on its product candidates; or
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changes in or the enactment of the approval policies, statutes, or regulations of the applicable regulatory authorities may significantly change in a manner rendering Elicio’s nonclinical or clinical data insufficient for approval.

Furthermore, Elicio expects to rely on CROs and clinical trial sites to ensure the proper and timely conduct of its clinical trials and, while it expects to enter into agreements governing their committed activities, it has limited influence over their actual performance.
A clinical trial may be suspended or terminated by Elicio, its partners, the IRBs of the institutions in which such trials are being conducted, the DSMB for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Elicio’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If Elicio experiences delays in the completion of, or termination of, any clinical trial of any of its potential future product candidates, the commercial prospects of such product candidate will be harmed, and its ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing its clinical trials will increase its costs, slow its product development and approval process and jeopardize its ability to commence product sales and generate revenue, and it may not have the financial resources to continue development of the product candidate that is affected or any of its other product candidates. It may also lose, or be unable to enter into, collaborative arrangements for the affected product candidate and for other product candidates that it is developing. Any of these occurrences may materially and adversely affect Elicio’s business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of its potential future product candidates.
Preliminary results from Elicio’s nonclinical studies and clinical trials that it announces or publishes from time to time may change as more patient data becomes available and as the data undergoes audit and verification procedures.
From time to time, Elicio may publish interim, topline, or preliminary results from its nonclinical studies and clinical trials. Preliminary and interim results from its clinical trials are not necessarily predictive of final results and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary, interim and topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data it previously published. As a result, preliminary, interim and topline data should be viewed with caution until the final data are available. Material adverse changes in the final data compared to the preliminary, interim or topline data could significantly harm Elicio’s business prospects.
Further, others, including regulatory agencies, may not accept or agree with Elicio’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or therapeutic product, if any, and Elicio in general. In addition, the information it chooses to publicly disclose regarding a particular nonclinical study or clinical trial is based on what is typically extensive information, and you or others may not agree with what it determines is the material or otherwise appropriate information to include in its disclosure, and any information it determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular therapeutic product, if any, product candidate or its business. If the preliminary, interim and topline data that it reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, its ability to obtain approval for, and commercialize, its product candidates may be harmed, which could harm its business, operating results, prospects or financial condition.
The FDA or comparable foreign regulatory authorities may disagree with Elicio’s regulatory plans and it may fail to obtain regulatory approval of its product candidates.
The FDA standard for approval of a biologic generally requires two adequate, well-controlled clinical trials, each convincingly demonstrating the product candidate’s safety and effectiveness, or one large and robust, well-controlled trial providing substantial evidence that the product candidate is safe and effective for its proposed indication. Phase 3 clinical trials typically involve hundreds of patients, have significant costs and take years to complete. Product candidates studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA usually requires a sponsor of a drug or biologic receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug or biologic may be subject to withdrawal procedures by the FDA that are more accelerated than those available for regular approvals.
Elicio’s clinical trial results may not support either accelerated or regular approval. The results of nonclinical studies and clinical trials may not be predictive of the results of later-stage clinical trials, and product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through nonclinical studies and initial clinical trials. In addition, Elicio’s product candidates could fail to receive regulatory approval for many reasons, including the following:
•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Elicio’s clinical trials;
•	the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which Elicio seeks approval;
•	Elicio may be unable to demonstrate that its product candidates’ risk-benefit ratios for their proposed indications are acceptable;
•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	Elicio may be unable to demonstrate that the clinical and other benefits of its product candidates outweigh their safety risks;
•	the FDA or comparable foreign regulatory authorities may disagree with Elicio’s interpretation of data from nonclinical studies or clinical trials;
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the data collected from clinical trials of Elicio’s product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of a BLA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

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the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, Elicio’s own manufacturing facilities, or a third-party manufacturer’s facilities with which it contracts for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Elicio’s clinical data insufficient for approval.
Failure to obtain regulatory approval to market any of Elicio’s product candidates would significantly harm its business, results of operations, and prospects.
Elicio may not be successful in its efforts to use and expand its discovery engine to build a pipeline of product candidates.
A key element of Elicio’s strategy is to use and expand its discovery engine to build a pipeline of product candidates and progress these product candidates through preclinical and clinical development for the treatment of various diseases. Although its research efforts to date suggest that complex amphiphilic molecules can deliver conventional immunomodulatory payloads including peptides, proteins and nucleic acids directly and preferentially to lymph nodes, this hypothesis may prove incorrect, or Elicio may not be able to identify a product candidate that is safe or effective as a treatment for various cancers or for other diseases. It also may not be able to identify an amphiphile product candidate that it can demonstrate to be safe or effective, and it may not be able to develop any other product candidates. Its scientific research that forms the basis of its efforts to discover product candidates based on its discovery engine is ongoing. Further, the scientific evidence to support the feasibility of developing viable product candidates based on its platform has not been established. Elicio’s discovery engine may not be proven to be superior to competing technologies.
Even if Elicio is successful in building its pipeline of product candidates, the potential product candidates that it identifies may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable toxicity or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. Investment in biopharmaceutical product development involves significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, and become commercially viable. Elicio cannot provide you any assurance that it will be able to successfully advance any of these additional product candidates through the development process. Its research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development or commercialization for many reasons, including the following:

•	Elicio’s platform may not be successful in identifying additional product candidates;
•	Elicio may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;
•	Elicio’s product candidates may not succeed in nonclinical or clinical testing;
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a product candidate may upon further study demonstrate harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	competitors may develop alternatives that render Elicio’s product candidates obsolete or less attractive;
•	product candidates Elicio develops may nevertheless be covered by third parties’ patents or other exclusive rights;
•	the market for a product candidate may change during Elicio’s program so that the continued development of that product candidate is no longer reasonable;
•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and
•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors, if applicable.
If any of these events occur, Elicio may be forced to abandon its development efforts for a program or programs, or it may not be able to identify, discover, develop, or commercialize additional product candidates, which would have a material adverse effect on its business and could potentially cause it to cease operations. Even if it receives FDA approval to market additional product candidates, whether for the treatment of cancers or other diseases, it cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives.
Elicio’s Phase 1 study of ELI-002 is designed to require, as part of screening to determine whether subjects meet inclusion criteria, the use of an investigational in vitro diagnostic device. If Elicio is not able to successfully collaborate or partner with a third-party company for the development and authorization of such a device, Elicio may not be able to receive marketing authorization for ELI-002.
The Phase 1 trial for ELI-002 (AMPLIFY-201) employs an investigational in vitro diagnostic device, or IVD, that identifies gene mutations in KRAS and NRAS and detects circulating tumor DNA, or ctDNA, to identify patients who show signs of minimal residual disease in their blood, but before relapse is detected in traditional radiographic scans. Based on Elicio’s Phase 1 study design, it must account for and address the investigational status of this device from a regulatory perspective through the course of clinical development (for example, through the compliance with any applicable investigational device exemption requirements). Additionally, because this IVD will be used to select patients who may be appropriate to receive Elicio’s product candidate, the test will be considered a companion diagnostic device. Companion diagnostic devices are subject to regulation by the FDA and comparable foreign regulatory authorities as medical devices and Elicio anticipates that separate regulatory marketing authorization will be required for the device prior to commercialization of ELI-002. Elicio plans to collaborate with appropriate companion diagnostic developers to seek marketing authorization from the FDA’s Center for Devices and Radiological Health, or CDRH. If Elicio’s companion diagnostic partner experiences any delays in development or is not able to successfully develop and obtain marketing authorization for its companion diagnostic, or does not comply with the FDA’s medical device regulations:
•	the development of ELI-002 may be delayed because it may be difficult to identify patients for enrollment in Elicio’s clinical trials in a timely manner;
•	ELI-002 may not receive marketing approval if its safe and effective use depends on a companion diagnostic and none is commercially available; and
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Elicio may not realize the full commercial potential of ELI-002 if it receives marketing approval if, among other reasons, it is unable to appropriately identify patients or types of tumors with the specific genetic alterations targeted by these product candidates.

Even if ELI-002 and any associated companion diagnostics are approved for marketing, the need for companion diagnostics may slow or limit adoption of ELI-002. Although Elicio believes genetic testing is becoming more prevalent in the diagnosis and treatment of cancer, ELI-002 may be perceived negatively compared to alternative treatments that do not require the use of companion diagnostics, either due to the additional cost of the companion diagnostic or the need to complete additional procedures to identify biomarkers prior to administering Elicio’s product candidates.
If any of these events were to occur, Elicio’s business and growth prospects would be harmed, possibly materially.
Elicio may seek designations under FDA programs designed to facilitate and potentially expedite product candidate development, such as fast track or breakthrough therapy designation. Its product candidates may not receive any such designations or if they do receive such designations they may not lead to faster development or regulatory review or approval and it does not increase the likelihood that its product candidates will receive marketing approval.
Elicio may seek designations under the FDA’s expedited programs for serious conditions, such as fast track or breakthrough therapy designation, which are intended to facilitate and expedite the development or regulatory review or approval process for product candidates. Descriptions of the fast track and breakthrough therapy designations are included under “Description of Elicio’s Business—Government Regulation and Product Approval—FDA Regulation—Fast Track, Breakthrough Therapy and Priority Review Designations.”
The granting of fast track or breakthrough therapy designation to an investigational product is entirely within the FDA’s discretion. Accordingly, even if Elicio believes one of its product candidates meets the criteria for a designation, the FDA may disagree and instead determine not to grant such designation. In any event, the receipt of a fast track or breakthrough therapy designation for a product candidate may not result in a faster development process, review, or approval compared to product candidates considered for approval under conventional FDA procedures and does not assure ultimate marketing approval by the FDA. In addition, the FDA may later decide that the product candidate no longer meets the designation conditions, in which case any granted designations may be revoked, or the agency may decide that the time period for review or approval of the product candidate will not be shortened.
If Elicio is unable to obtain approval via the accelerated approval pathway, it may be required to conduct additional nonclinical studies or clinical trials. Even if it receives accelerated approval from the FDA, the FDA may seek to withdraw accelerated approval.
Elicio may seek an accelerated approval development pathway for its product candidates. See “Description of Elicio’s Business—Government Regulation and Product Approval—FDA Regulation—Accelerated Approval Pathway” for a description of the accelerated approval pathway.
If Elicio chooses to pursue accelerated approval, it intends to seek feedback from the FDA or will otherwise evaluate its ability to seek and receive such accelerated approval. After Elicio’s evaluation of the feedback from the FDA or other factors, it may decide not to pursue or submit a BLA for accelerated approval or any other form of expedited development, review or approval. Furthermore, if it submits an application for accelerated approval, there can be no assurance that such application will be accepted or that approval will be granted on a timely basis, or at all. The FDA also could require Elicio to conduct further studies or trials prior to considering its application or granting approval of any type, and may require it to have a confirmatory trial to verify the clinical benefit of the product underway and partially or fully enrolled before granting approval. Elicio might not be able to fulfill the FDA’s requirements in a timely manner, which would cause delays, or approval might not be granted because its submission is deemed incomplete by the FDA.
Even if Elicio receives accelerated approval from the FDA, it will be subject to rigorous post-marketing requirements, including the completion of confirmatory post-market clinical trials, submission to the FDA of periodic progress reports on confirmatory trials, and submission to the FDA of all promotional materials prior to their dissemination. The FDA could seek to withdraw accelerated approval for multiple reasons, including if Elicio fails to conduct any required post-market study with due diligence; a post-market study does not confirm the predicted clinical benefit; other evidence shows that the product is not safe or effective under the conditions of use; or Elicio disseminates promotional materials that are found by the FDA to be false and misleading. Under the Consolidated Appropriations Act for 2023, the FDA may use expedited procedures to withdraw any product for which Elicio receives accelerated approval if its confirmatory trials fail to verify the purported clinical benefits.

A failure to obtain accelerated approval or any other form of expedited development, review or approval for a product candidate that Elicio may choose to develop would delay its commercialization of such product candidate, could increase the cost of development of such product candidate and could harm its competitive position in the marketplace.
If Elicio applies for orphan drug designation from the FDA, there is no guarantee that it will be able to obtain or maintain this designation, receive this designation for any of its other product candidates, or receive or maintain any corresponding benefits, including periods of exclusivity.
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same biologic for the same indication for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan drug exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. As a result, even if one of Elicio’s drug candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease. Furthermore, the FDA can waive orphan exclusivity if Elicio is unable to manufacture sufficient supply of its product.
Elicio plans to seek orphan drug designation for some or all of its product candidates in specific orphan indications for which there is a medically plausible basis for their use, but exclusive marketing rights in the United States may be limited if Elicio seeks approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. In addition, although Elicio intends to seek orphan drug designation for other product candidates, it may never receive such designations.
Elicio may expend its limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Because Elicio has limited financial and managerial resources, it focuses on research programs and product candidates that it identifies for specific indications. As a result, it may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. its resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Its spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If Elicio does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for it to retain sole development and commercialization rights to such product candidate.
Any future product candidates for which Elicio intends to seek approval as biologic products may face competition sooner than anticipated.
Even if Elicio is successful in achieving regulatory approval to commercialize a product candidate ahead of its competitors, its product candidates may face competition from biosimilar products. In the United States, Elicio’s amphiphile product candidates are expected to be regulated by the FDA as biological products, and Elicio intends to seek approval for these product candidates pursuant to the BLA pathway. The enactment of the Biologics Price Competition and Innovation Act of 2009 (BPCIA) created an abbreviated pathway for the approval of biosimilar and interchangeable biological products based on a previously licensed reference product. Under the BPCIA, an application for a biosimilar biological product cannot be approved by the FDA until 12 years after the original reference biological product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for Elicio’s product candidates.
Elicio believes that any of its product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity available to reference biological products. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider Elicio’s product candidates to be reference biological products pursuant to its interpretation of the exclusivity provisions of the BPCIA for competing products, potentially creating the opportunity for generic follow-on biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar product, once approved, will be substituted for any one of Elicio’s reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing including whether a future competitor seeks an interchangeability designation for a biosimilar of one of Elicio’s products. Under the BPCIA as well as state pharmacy laws, only interchangeable biosimilar products are considered substitutable for the reference biological product without the intervention of the health care provider who prescribed the original biological product. However, as with all prescribing decisions made in the context of a patient-provider relationship and a patient’s specific medical needs, health care providers are not restricted from prescribing biosimilar products in an off-label manner. In addition, a competitor could decide to forego the abbreviated approval pathway available for biosimilar products and to submit a full BLA for product licensure after completing its own nonclinical studies and clinical trials. In such a situation, any exclusivity for which Elicio’s products candidates may be eligible under the BPCIA would not prevent the competitor from marketing its biological product as soon as it is approved.
In Europe, the European Commission has granted marketing authorizations for several biosimilar products pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued over the past few years. In addition, companies may be developing biosimilar products in other countries that could compete with Elicio’s products, if approved.
If competitors are able to obtain marketing approval for biosimilars referencing Elicio’s product candidates, if approved, Elicio’s future products may become subject to competition from such biosimilars, whether or not they are designated as interchangeable, with the attendant competitive pressure and potential adverse consequences. Such competitive products may be able to immediately compete with Elicio in each indication for which its product candidates may have received approval.
If Elicio encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.
Elicio may experience difficulties in patient enrollment in its clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on Elicio’s ability to enroll a sufficient number of subjects who remain in the trial until its conclusion. Elicio may not be able to initiate or continue conducting clinical trials for its product candidates if it is unable to locate and enroll a sufficient number of eligible subjects to participate in these trials. The enrollment of patients depends on many factors, including:
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the number of clinical trials for other product candidates in the same therapeutic area that are currently in clinical development, and Elicio’s ability to compete with such trials for subjects and clinical trial sites;

•	the severity of the disease under investigation and the existence of current treatments;
•	the perceived risks and benefits of the product candidate, including the potential advantages or disadvantages of the product candidate being studied in relation to other available therapies;
•	the subject eligibility criteria defined in the protocol, as well as Elicio’s ability to compensate subjects for their time and effort;
•	the size and nature of the patient population;
•	the proximity and availability of clinical trial sites for prospective subjects;

•	the design of the trial, including factors such as frequency of required assessments, length of the study and ongoing monitoring requirements;
•	subjects’ and investigators’ ability to comply with the specific instructions related to the trial protocol, proper documentation, and use of the product candidate;
•	Elicio’s ability to recruit clinical trial investigators with the appropriate competencies and experience;
•	patient referral practices of physicians and the effectiveness of publicity created by clinical trials sites regarding the trial;
•	the ability to adequately monitor subjects during and after treatment and compensate them for their time and effort;
•	the ability of Elicio’s clinical study sites, CROs, and other applicable third parties to facilitate timely enrollment;
•	the ability of clinical trial sites to enroll subjects that meet all inclusion criteria and any patient exclusion due to erroneous enrollment;
•	Elicio’s ability to obtain and maintain subject informed consents; and
•	the risk that subjects enrolled in clinical trials will drop out of the trials before completion of the study or not return for post-study follow-up, especially subjects in control groups.
In addition, Elicio’s clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as its product candidates, and this competition will reduce the number and types of patients available to it, because some patients who might have opted to enroll in Elicio’s trials may instead opt to enroll in a trial being conducted by one of its competitors. Because the number of qualified clinical investigators is limited, Elicio may conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which will reduce the number of patients who are available for its clinical trials at such clinical trial sites. Moreover, because its product candidates represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll patients in any future clinical trial.
Elicio’s inability to enroll a sufficient number of subjects for its clinical trials would result in significant delays and could require it to abandon one or more clinical trials altogether. Moreover, a significant number of withdrawn subjects would compromise the quality of its data. Enrollment delays in its clinical trials may result in increased development costs for its product candidates, or the inability to complete development of its product candidates, which could cause the value of its company to decline, limit its ability to obtain additional financing, and materially impair its ability to generate revenues.
Any product candidate Elicio advances into clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent its regulatory approval or commercialization or limit its commercial potential.
As with most biological products, use of Elicio’s product candidates could be associated with side effects or adverse events, which can vary in severity from minor reactions to death and in frequency from infrequent to prevalent. Undesirable side effects caused by any potential future product candidate could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While Elicio has only recently initiated the AMPLIFY-201 trial, and it has not yet initiated clinical trials for any potential future product candidates, it is likely that there will be side effects associated with their use. Results of its clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. In such an event, its trials could be suspended or terminated, and the FDA or other regulatory authorities could order it to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may materially and adversely affect Elicio’s business and financial condition and impair its ability to generate revenues.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.
If one or more of Elicio’s product candidates receives marketing approval, and Elicio or others later identify undesirable side effects caused by such products, including during any long-term follow-up observation period recommended or required for patients who receive treatment using Elicio’s products, a number of potentially significant negative consequences could result, including:
•	regulatory authorities may withdraw or limit their approvals of such products;
•	regulatory authorities may require the addition of labeling statements, specific warnings or contraindications;
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Elicio may be required to create a REMS plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for health care providers, and/or other elements to assure safe use;

•	Elicio may be required to change the way such products are distributed or administered, or change the labeling of the products;
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the FDA or a comparable foreign regulatory authority may require Elicio to conduct additional clinical trials or costly post-marketing testing and surveillance to monitor the safety and efficacy of the products;

•	Elicio may decide to recall such products from the marketplace after they are approved;
•	Elicio could be sued and held liable for harm caused to individuals exposed to or taking its products; and
•	Elicio’s reputation may suffer.
In addition, adverse side effects caused by any therapeutics that may be similar in nature to Elicio’s product candidates could delay or prevent regulatory approval of its product candidates, limit the commercial profile of an approved label for its product candidates, or result in significant negative consequences for its product candidates following marketing approval.
Any of these events could prevent Elicio from achieving or maintaining market acceptance of the affected product candidates and could substantially increase the costs of commercializing its product candidates, if approved, and significantly impact its ability to successfully commercialize its product candidates and generate revenues.
Elicio may form or seek strategic partnerships or enter into additional licensing arrangements in the future, and it may not realize the benefits of such alliances or licensing arrangements.
From time to time, Elicio may form or seek strategic partnerships or collaborations or enter into additional licensing arrangements with third parties that it believes will complement or augment its development and commercialization efforts with respect to its product candidates and any future product candidates that it may develop. Any such relationships may require it to incur non-recurring and other charges, increase its near and long-term expenditures, issue securities that dilute its existing stockholders or disrupt its management and business. These relationships also may result in a delay in the development of its product candidates if it becomes dependent upon the other party and such other party does not prioritize the development of Elicio’s product candidates relative to its other development activities. Additionally, any collaborations, or licensing arrangements would be subject to the same product candidate development and compliance risks and obligations as Elicio would be if it were to develop the product candidate on its own. Should any third party with which it enters into any of these arrangements not comply with the applicable regulatory requirements, it or they may be subject to regulatory enforcement action and it or they may be delayed or prevented from obtaining marketing approval for the applicable product candidate.
In addition, Elicio faces significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, Elicio may not be successful in its efforts to establish a strategic partnership or other alternative arrangement for its product candidates because they may be deemed to be at too early of a stage of development for collaborative effort, and third parties may not view its product candidates as having the requisite potential to demonstrate safety and efficacy. If Elicio licenses products or acquires businesses, it may not be able to realize the benefit of such transactions if it is unable to successfully integrate them with its existing operations and company culture. Any licensed products or acquired businesses may also subject Elicio to the risk of regulatory enforcement should the product or business not be compliant with applicable regulatory requirements. Elicio cannot be certain that, following a strategic transaction or licensing arrangement, it will achieve the revenue or specific net income that justifies such a transaction.
Elicio relies on contract manufacturing organizations to manufacture its nonclinical and clinical pharmaceutical supplies and expects to continue to rely on CMOs to produce commercial supplies of any approved product candidate, and its dependence on CMOs could adversely impact its business.
Elicio relies on contract manufacturing organizations (CMOs) for the manufacture of nonclinical and clinical supplies for its product candidates and plans to continue to do so for commercial supplies should it receive marketing approval for any of its product candidates. This reliance also results in its reduced control over the manufacture of its product candidates and the protection of its trade secrets and know-how from misappropriation or inadvertent disclosure, which may adversely affect its future business prospects. Nevertheless, as the developer of the product candidates and sponsor of clinical trials involving such product candidates, it continues to have regulatory obligations to maintain oversight of the CMOs to ensure compliance with, among other things, contractual obligations, specifications, and cGMP.
In complying with the manufacturing regulations of the FDA and other comparable foreign regulatory authorities, Elicio and its third-party suppliers must spend significant time, money and effort in the areas of design and development, testing, production, record-keeping and quality control to assure that the products meet applicable specifications and other regulatory requirements. Although its agreements with its CMOs require them to perform according to certain cGMP such as those relating to quality control, quality assurance and qualified personnel, Elicio cannot control the conduct of its CMOs to implement and maintain these standards. If its CMOs do not successfully carry out their contractual duties, meet expected deadlines or manufacture its product candidates in accordance with regulatory requirements, if there are disagreements between Elicio and such parties, or if such parties are unable to support the commercialization of any of its product candidates for which it obtains marketing approval, it may not be able to produce, or may be delayed in producing sufficient product to meet its supply requirements. Any delays in obtaining adequate supplies on adequate terms with respect to Elicio’s product candidates and components, due to manufacturing issues, global trade policies, or for other reasons, may delay the development, approval, or commercialization of its product candidates.
Elicio may not succeed in its efforts to establish manufacturing relationships on commercially reasonable terms. Its product candidates may compete with other products and product candidates for access to manufacturing facilities, of which there are a limited number that operate under cGMP conditions and that are both capable of manufacturing its product candidates and willing to do so. Even if it does establish such collaborations or arrangements, its CMOs may breach, terminate, or not renew these agreements. These facilities may also be affected by the ongoing COVID-19 pandemic, natural disasters, such as floods or fires, or such facilities could face manufacturing issues, such as contamination or adverse regulatory findings following a regulatory inspection. Further, Elicio’s CMOs may be temporarily unable to manufacture its product candidates due to government restrictions, requirements, or limitations. If its CMOs cease to manufacture its product candidates for any reason, Elicio would experience delays in obtaining sufficient quantities of its product for it to meet commercial demand if it receives marketing approval or in advancing its development programs while it identifies and qualifies replacement suppliers. Elicio could also incur added costs and delays in identifying and qualifying any such replacements and transferring any necessary technology and processes. The terms of a new arrangement may also be less favorable than any prior arrangements, if it is able to negotiate a new arrangement at all. The addition of a new or alternative CMO may also require FDA approval and may have a material adverse effect on its business.
Elicio or its CMOs may also encounter shortages in the raw materials or substances necessary to produce its product candidates in the quantities and at the quality needed for its nonclinical studies and clinical trials or, if any of its product candidates are approved for commercialization, to produce its products on a commercial scale, meet an increase in demand, or compete effectively. Such shortages may occur for a variety of reasons, including capacity constraints, delays or disruptions in the market, and shortages caused by the purchase of such materials by its competitors or others. Elicio’s or its third-party manufacturers’ failure to obtain the raw materials or substances necessary to manufacture sufficient quantities of its product candidates may have a material adverse effect on its business.
Moreover, any problems or delays Elicio experiences in preparing for commercial-scale manufacturing of a product candidate or component, including manufacturing validation, may result in a delay in a future marketing approval, if any, or commercial launch of any of its product candidates, should they receive regulatory approval, or may impair its ability to manufacture commercial quantities or manufacture such quantities at an acceptable cost, which could result in the delay, prevention, or impairment of commercialization of its product candidates, if approved, and could adversely affect its business. Furthermore, if the future manufacturers of the commercial supplies of its products, if approved, fail to deliver the required commercial quantities of its product candidates on a timely basis and at commercially reasonable prices, it would likely be unable to meet demand for its products and it could lose potential revenues. The manufacture of biological products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of biologics often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel, and compliance with strictly enforced federal, state, and foreign regulations. If Elicio’s manufacturers were to encounter any of these difficulties and were unable to perform as agreed, its ability to provide its product candidates for use in nonclinical studies or its current and planned clinical trials, or, if any of its product candidates are approved, its ability to produce its product for commercial use, could be jeopardized.
In addition, all manufacturers of Elicio’s product candidates used in clinical trials and of its products for commercial supply, should any of Elicio’s product candidates receive regulatory approval, must comply with cGMP regulations promulgated by the FDA and equivalent foreign regulatory authorities that are applicable to both finished products and their active components used both for clinical and commercial supply. Regulatory authorities enforce these requirements through facility inspections. CMO facilities must be satisfactory to the FDA and equivalent foreign regulatory authorities as determined by inspections that will be conducted after Elicio submits its marketing applications to the appropriate agencies and prior to product approval and commercialization. Its CMOs will also be subject to continuing, periodic regulatory authority inspections should its product candidates receive marketing approval. Further, Elicio, in cooperation with its CMOs, must supply all necessary chemistry, manufacturing, and control documentation to the FDA and equivalent foreign regulatory authorities in support of a marketing application on a timely basis.
The cGMP include quality control, quality assurance, and the maintenance of records and documentation. Manufacturers of Elicio’s product candidates may be unable to comply with its specifications, cGMP or with other applicable regulatory requirements. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of a product candidate that may not be detectable in final product testing. If its CMOs cannot successfully manufacture material that conforms to its specifications and the applicable regulatory requirements, they may not be able to secure or maintain regulatory acceptance of their manufacturing facilities for the purpose of producing Elicio’s product candidates.
Deviations from manufacturing requirements may also require reporting and remedial measures that may be costly and/or time-consuming for Elicio or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales, if any of its product candidates receives regulatory approval, or the temporary or permanent closure of a facility. Any such remedial measure could materially harm its business. Any delay in obtaining products or product candidates that comply with the applicable regulatory requirements may result in delays to nonclinical studies and clinical trials, or potential product approvals or commercialization. Any such delay may also require that Elicio conducts additional studies.
While Elicio is ultimately responsible for the manufacture and regulatory compliance of its products and product candidates, it has little control over its manufacturers’ compliance with these regulations and standards other than through its contractual arrangements. If the FDA or a comparable foreign regulatory authority does not find these facilities satisfactory for the manufacture of its products, if approved, or product candidates or if such authorities find such facilities to be noncompliant in the future, Elicio may need to find alternative manufacturing facilities, which would significantly impact its ability to develop, obtain and maintain regulatory approval for or market its product candidates, if approved. Any new manufacturers would need to either obtain or develop the necessary manufacturing know-how, and obtain the necessary equipment and materials, which may take substantial time and investment. Elicio must also receive FDA or other relevant comparable regulatory authority approval for the use of any new manufacturers for commercial supply.
Elicio’s failure, or the failure of its third-party manufacturers, to comply with applicable regulatory requirements may result in regulatory enforcement actions against its manufacturers or itself, including fines and civil and criminal penalties, including suspension of or restrictions on production, injunctions, delay, withdrawal or denial of product approval or supplements to approved products, clinical holds or termination of clinical studies, warning or untitled letters, regulatory authority communications warning the public about safety issues with a product, refusal to permit the import or export of a product, product seizure, detention, or recall, operating restrictions, civil penalties, criminal prosecution, corporate integrity agreements, or consent decrees and equivalent foreign sanctions. Depending on the severity of any potential regulatory action, supplies of its product candidates or products, if approved, could be interrupted or limited, which could have a material adverse effect on its business.
Elicio relies on third parties to conduct some of its nonclinical studies and all of its clinical trials. If these third parties do not meet its deadlines or otherwise conduct the trials as required, its development programs could be delayed or unsuccessful and it may not be able to obtain regulatory approval for or commercialize its product candidates when expected or at all.
Elicio does not have the ability to conduct all aspects of its clinical trials itself and does not currently plan to independently conduct clinical trials. It uses third parties, such as CROs, to conduct, supervise, and monitor the AMPLIFY-201 trial and will rely upon such CROs, as well as medical institutions, investigators and consultants, to conduct this trial and any future clinical trials that it may conduct in accordance with its protocols and applicable laws and regulations. In addition, it occasionally uses third parties to conduct its nonclinical studies. Elicio’s CROs, investigators and other service providers play a significant role in the conduct of these trials and the subsequent collection and analysis of data from such trials.
Elicio’s service providers are not its employees and, except for remedies available to it under its agreements with such third parties, as a result it will have less control over the timing, quality and other aspects of such nonclinical studies and clinical trials than it would have if it were to conduct them on its own. If these third parties do not successfully carry out their contractual duties to Elicio, meet Elicio’s expected timelines or conduct its nonclinical studies or clinical trials in accordance with regulatory requirements or its stated protocols, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to Elicio’s protocols or applicable regulatory requirements or for other reasons, Elicio’s trials may need to be repeated, extended, delayed, or terminated. Further, Elicio may not be able to obtain, or may be delayed in obtaining, marketing approvals for its product candidates, it may fail or be delayed in its efforts to successfully commercialize its product candidates, if approved. Such failures may also subject Elicio or its third-party service providers to regulatory enforcement actions. As a result, Elicio’s results of operations and the commercial prospects for its product candidates could be harmed, its costs could increase and its ability to generate revenues could be delayed. To the extent it is unable to successfully identify and manage the performance of service providers in the future, its business may be materially and adversely affected. Elicio’s third-party service providers may also have relationships with other entities, some of which may be its competitors, for whom they may also be conducting trials or other therapeutic development activities that could harm its competitive position.
Agreements with third parties conducting or otherwise assisting with Elicio’s nonclinical studies or clinical trials might terminate for a variety of reasons, including a failure to perform by such parties. If any of its relationships with these third parties terminate, it may not be able to enter into arrangements with suitable alternative providers or do so on commercially reasonable terms. Switching or adding third parties involves additional cost and requires management time and focus. There is also a natural transition period when a new third party commences work. As a result, if Elicio needs to enter into alternative arrangements, it could delay its product development activities and adversely affect its business. Although it carefully manages its relationships with its third parties, there can be no assurance that it will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on its business, financial condition and prospects, and results of operations.
Elicio’s reliance on third parties for development activities will reduce its control over these activities. Nevertheless, Elicio is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and its reliance on third parties does not relieve it of its oversight and regulatory responsibilities. For example, it will remain responsible for ensuring that each of its trials is conducted in accordance with the general investigational plan and protocols for that trial. Elicio must also ensure that its nonclinical studies are conducted in accordance with good laboratory practice (GLP) requirements, as appropriate. Moreover, the FDA and comparable foreign regulatory authorities require it to comply with established good clinical practice (GCP) standards for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. In addition, Elicio’s clinical trials must be conducted with product candidates that were produced under cGMP conditions. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, clinical and nonclinical investigators, manufacturers, and trial sites. If Elicio or any of its third-party service providers fails to comply with applicable regulatory requirements, it or they may be subject to enforcement or other legal actions, the data generated in its trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require it to perform additional studies, which may significantly delay its clinical development plans and the regulatory approval process. Elicio cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that Elicio, its third-party service providers, or clinical trial sites is in substantial compliance with the applicable regulatory requirements.
In addition, Elicio will be required to report certain financial interests of its third-party investigators if these relationships exceed certain financial thresholds or meet other criteria. The FDA or comparable foreign regulatory authorities may question the integrity of the data from those clinical trials conducted by investigators who may have conflicts of interest. Elicio is also required to register certain clinical trials and post the results of certain completed clinical trials on a government-sponsored database, clinicaltrials.gov, within specified timeframes. Failure to do so can result in enforcement actions and adverse publicity.
Elicio relies on other third parties to store and distribute its product candidates for nonclinical studies and clinical trials that it conducts.
Elicio also relies on other third parties to store and distribute its product candidates for the nonclinical studies and clinical trials that it is conducting or plan to conduct. Any performance failure, or failure to comply with applicable regulations, on the part of its distributors could delay development, the regulatory approval process, or potential commercialization of its product candidates, producing additional losses and depriving it of potential product revenue.
Elicio may incur substantial product liability or indemnification claims relating to the clinical testing of its product candidates.
Elicio faces an inherent risk of product liability exposure related to the testing of its product candidates in human clinical trials, and claims could be brought against it if the use or misuse of one of its product candidates causes, or merely appears to have caused, personal injury or death. Elicio will face an even greater risk of product liability if it receives marketing approval for and commercialize any of its product candidates. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. Product liability claims might be brought against it by consumers, health care providers or others using, administering or selling its products.
Any claims against Elicio, regardless of their merit, could severely harm its financial condition, strain its management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. For instance, product liability claims may result in:
•	loss of revenue from decreased demand for Elicio’s products and/or product candidates;
•	impairment of Elicio’s business reputation or financial stability;
•	incurred costs and time of related litigation;
•	substantial monetary awards to patients or other claimants, and loss of revenue;
•	diversion of management attention;
•	withdrawal of clinical trial participants and potential termination of clinical trial sites or entire clinical programs;
•	the inability to commercialize Elicio’s product candidates;
•	significant negative media attention;
•	decrease in Elicio’s stock price;
•	initiation of investigations, and enforcement actions by regulators; and/or
•	product recalls, withdrawals, revocation of approvals, or labeling, marketing or promotional restrictions.
In connection with Elicio’s development of a product candidate for COVID-19, because the product may be developed under an emergency declaration, it may be eligible for limited liability protection under the Public

Readiness and Emergency Preparedness Act (PREP Act). The PREP Act provides limited immunity for manufacturers from claims for losses arising out of the administration or use of a “covered countermeasure.” However, the PREP Act does not provide complete immunity as injured persons may still bring a suit for “willful misconduct” under some circumstances. The PREP Act also does not provide immunity against federal enforcement actions or claims under federal law for equitable relief. “Covered countermeasures” include “qualified pandemic or epidemic products”, such as those for COVID-19. For these immunities to apply, the Secretary of the U.S. Department of Health and Human Services (HHS) must issue a declaration of a public health emergency, as was done for COVID-19. To be covered by PREP Act immunity, activities and products must further meet the criteria set forth in the HHS declaration of immunity from liability, and the therapeutic must be authorized by the FDA, or authorized for investigational or emergency use for the applicable emergency. The federal government has continuously revised its PREP Act declaration and has provided multiple advisory opinions regarding its interpretation of the PREP Act declarations throughout the COVID-19 pandemic. Accordingly, interpretation of the scope of the PREP Act may change. Additionally, the PREP Act may not provide adequate coverage or immunity for all potential claims related to Elicio’s COVID-19 product candidate.
If Elicio cannot successfully defend itself against these claims, it will incur substantial liabilities or be required to limit development or commercialization of its products or product candidates. Although it maintains product liability and clinical trial insurance coverage, it may be inadequate to cover all liabilities that it may incur. Elicio anticipates that it will need to increase its insurance coverage as it continues clinical development of its product candidates and if it successfully commercializes any medicine. Insurance coverage is increasingly expensive. It may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.
Risks Related to Elicio’s Business, Industry and Future Commercialization
If any product candidate that Elicio successfully develops does not achieve broad market acceptance among physicians, patients, health care payors and the medical community, the revenues that it generates from their sales will be limited.
Even if Elicio’s product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, health care payors and the medical community. Market acceptance of its products by the medical community, patients, and third-party payors will depend on a number of factors, some of which are beyond its control, including:
•	the efficacy of Elicio’s products and the prevalence and severity of any adverse events;
•	any potential advantages or disadvantages when compared to alternative treatments;
•	interactions of Elicio’s products with other medicines patients are taking and any restrictions on the use of its products together with other medications;
•	the clinical indications for which the products are approved and the approved claims that Elicio may make for the products;
•	limitations or warnings contained in the product’s FDA-approved labeling, including potential limitations or warnings for such products that may be more restrictive than other competitive products;
•	changes in the standard of care for the targeted indications for such product candidates, which could reduce the marketing impact of any claims that Elicio could make following approval, if obtained;
•
the safety, efficacy, and other potential advantages over alternative treatments, such as relative convenience and ease of administration of such products, and the availability of alternative treatments already used or that may later be approved;

•	cost of treatment versus economic and clinical benefit in relation to alternative treatments or therapies;
•
the availability of formulary coverage and adequate coverage or reimbursement by third parties, such as insurance companies and other health care payors, and by U.S. and international government health care programs, including Medicaid and Medicare;

•	the price concessions required by third-party payors and government health care programs to obtain coverage and payment;

•	the extent and strength of Elicio’s marketing and distribution of such products;
•
distribution and use restrictions imposed by the FDA and equivalent foreign regulatory authorities with respect to such products or to which Elicio agrees, for instance, as part of a REMS or voluntary risk management plan;

•	the timing of market introduction of such products, as well as competitive products;
•	Elicio’s ability to offer such products for sale at competitive prices;
•	Elicio’s ability to offer programs to facilitate market acceptance and insurance coverage from public and private insurance companies, provide patient assistance, and transition patient coverage;
•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•	the extent and strength of Elicio’s third-party manufacturer and supplier support;
•	the approval of other new products, including biosimilar products that may be priced at a substantially lower price than Elicio expects to offer its product candidates for, if approved;
•	adverse publicity about the product or favorable publicity about competitive products;
•	the success of any efforts to educate the medical community and third-party payors regarding Elicio’s products, which efforts may require significant resources and may not be successful; and
•	potential product liability claims.
If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, health care payors and patients, Elicio may not generate sufficient revenue from these products and may not become or remain profitable.
If Elicio is unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any product candidates it may develop, it may not be successful in commercializing those product candidates if and when they are approved.
Elicio does not have a sales or marketing infrastructure and it has limited experience in the sale, marketing, or distribution of pharmaceutical products. To achieve commercial success for any approved medicine for which it retains sales and marketing responsibilities, it must either develop a sales and marketing organization or outsource these functions to third parties. In the future, Elicio may choose to build a focused sales, marketing, and commercial support infrastructure to sell, or participate in sales activities with its collaborators for, some of its current and future product candidates if and when they are approved.
There are risks involved with both establishing and managing Elicio’s own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or reimbursement specialists is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which Elicio recruits a sales force and establish marketing and other commercialization capabilities is delayed or does not occur for any reason, Elicio would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and Elicio’s investment would be lost if it cannot retain or reposition its commercialization personnel.
Factors that may inhibit Elicio’s efforts to commercialize product candidates on its own include:
•	Elicio’s inability to recruit and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs, and other support personnel;
•	the inability of sales personnel to obtain access to physicians to discuss Elicio’s products;
•	the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement, and other acceptance by payors, and to secure adequate coverage;
•
reduced realization on government sales from mandatory discounts, rebates and fees, and from price concessions to private health plans and pharmacy benefit managers necessitated by competition for access to managed formularies;

•	the clinical indications for which the products are approved and the claims that Elicio may make for the products, as well as any limitations on use or warnings;
•
the costs associated with training sales and marketing personnel on legal and regulatory compliance matters and monitoring their actions, and any liability for sales or marketing personnel who fail to comply with the applicable legal and regulatory requirements;

•	restricted or closed distribution channels that make it difficult to distribute Elicio’s products to different segments of the patient population;
•	the lack of complementary medicines to be offered by sales personnel, which may put Elicio at a competitive disadvantage relative to companies with more extensive product lines; and
•	unforeseen costs and expenses associated with creating an independent commercialization organization.
If Elicio enters into arrangements with third parties to perform sales, marketing, commercial support, and distribution services, its product revenues or the profitability of these product revenues to it may be lower than if it were to market and sell any product it may develop itself. In addition, Elicio may not be successful in entering into arrangements with third parties to commercialize its products or may be unable to do so on terms that are favorable to it. Elicio may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Elicio does not establish commercialization capabilities successfully, either on its own or in collaboration with third parties, it will not be successful in commercializing any products it may develop.
Elicio faces significant competition in an environment of rapid technological change, and there is a possibility that its competitors may achieve regulatory approval before it or develop therapies that are safer or more advanced or effective than Elicio’s, which may harm its financial condition and its ability to successfully market or commercialize any product candidates it may develop.
The development and commercialization of new therapeutic biologics is highly competitive. Moreover, the immunotherapy field is characterized by rapidly changing technologies, significant competition, and a strong emphasis on intellectual property. Elicio will likely face competition with respect to any product candidates that it may seek to develop or commercialize in the future from numerous pharmaceutical and biotechnology organizations, as well as from academic institutions, government agencies and other public and private research organizations for its current and future product candidates. Elicio’s commercial success will be reduced or eliminated if its competitors develop products that are safer, more effective or less costly than Elicio’s.
A number of well-resourced pharmaceutical and biotechnology companies with established relationships with patient organizations are developing products to inhibit RAS mutated cancers. These products, as well as marketing campaigns by competitors and clinical trial results with competitive products, could significantly diminish Elicio’s ability to market and sell ELI-002 for RAS mutated cancers, if approved. For example, Amgen Inc., or Amgen, Mirati Therapeutics, Inc., or Mirati, and Revolution Medicines, Inc., among others, have developed small molecule therapies for the treatment of KRAS mutated cancer including G12C and other alleles. Other companies in the immunotherapy and cancer vaccine sector include BioNTech SE, Gilead Sciences Inc., Novartis International AG, Gritstone Oncology, Inc., Hookipa Pharma Inc., Targovax ASA, Moderna, Inc., Roche Holding Ltd./Genentech, Inc., Merck & Co., Inc., Bristol Myers Squibb Co., and AstraZeneca Plc. Closest in mechanism to ELI-002 is the Moderna mRNA-5671 cancer vaccine, which is currently in Phase 1 clinical development. While many of these programs are in preclinical stages or Phase 1 clinical trials, Amgen and Mirati have products that are approved by the FDA for the treatment of adult patients with KRAS G12C mutated locally advanced or metastatic non-small cell lung cancer (NSCLC), who have received at least one prior systemic therapy. Although ELI-002 is being evaluated as an earlier line of therapy (before metastatic disease can be observed on radiographs), it may compete with existing and new therapies that may be approved in the future.
Many of Elicio’s current or potential competitors, either alone or with their collaboration partners, may have significantly greater financial resources and expertise in research and development, manufacturing, nonclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than Elicio does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of Elicio’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Elicio in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Elicio’s programs. Elicio’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize product candidates that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than the product candidates it may develop or that would render any of its product candidates obsolete or non-competitive. Elicio’s competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than it may obtain approval for its product candidates, which could result in its competitors establishing a strong market position before Elicio is able to enter the market.
Elicio’s commercial opportunity may also be reduced or limited if it or its partners are unable to scale up the manufacture of its product candidates to meet clinical or commercial requirements. ELI-002 is comprised of eight active pharmaceutical ingredients (APIs), with peptides and nucleotides with a lipid modification. The compositions Elicio seeks to develop may exhibit poor pharmaceutical properties, and formulation, purification and stable storage could be challenging.
In addition, Elicio could face litigation with respect to the validity and/or scope of patents relating to its competitors’ products. The availability of competitive products could limit the demand and the price it is able to charge for its products. Further, intellectual property protection for the amphiphile components of Elicio’s product candidates is dynamic and rapidly evolving. The scope of intellectual property protection for its AMP platform may be limited, and its commercial opportunity may be reduced or limited if its competitors are able to acquire or develop the same or similar technologies.
Corporate and academic collaborators may take actions to delay, prevent, or undermine the success of Elicio’s products.
Elicio’s operating and financial strategy for the development, clinical testing, manufacture, and commercialization of product candidates is heavily dependent on Elicio’s entering into collaborations with corporations, academic institutions, licensors, licensees, and other parties and it may not be successful in establishing such collaborations. Some of its existing collaborations are, and future collaborations may be, terminable at the sole discretion of the collaborator. Replacement collaborators might not be available on attractive terms, or at all. The activities of any collaborator will not be within Elicio’s control and may not be within its power to influence. Any collaborators may not perform their obligations to Elicio’s satisfaction, or at all, it may not derive any revenue or profits from such collaborations, and any collaborators may ultimately compete with it. If any collaboration is not pursued, Elicio may require substantially greater capital to undertake development and marketing of its proposed products and may not be able to develop and market such products effectively, if at all. In addition, a lack of development and marketing collaborations may lead to significant delays in introducing proposed products into certain markets and/or reduced sales of proposed products in such markets.
Data provided by collaborators and others upon which Elicio relies that has not been independently verified could turn out to be false, misleading, or incomplete.
Elicio relies on third-party vendors, scientists and collaborators to provide it with significant data and other information related to its projects, clinical trials and its business. If such third parties provide inaccurate, misleading or incomplete data, Elicio’s business, prospects and results of operations could be materially adversely affected.
Even if Elicio is able to commercialize any product candidates, such products may become subject to unfavorable pricing regulations, reimbursement practices, or health care reform initiatives, which would harm its business.
The regulations that govern pricing, and reimbursement for new medicines vary widely from country to country, and current and future legislation may change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Outside the United States, some countries require approval of the sale price of a medicine before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Elicio might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay or might even prevent its commercial launch of the product candidate, possibly for lengthy time periods, and negatively impact the revenues it is able to generate from the sale of the product candidate in that country. Adverse pricing limitations may hinder its ability to recoup its investment in one or more product candidates it may develop, even if any such product candidates obtain marketing approval.

Elicio’s ability to commercialize any product candidates successfully also will depend in part on the extent to which reimbursement for these product candidates and related treatments will be available from government authorities or health care programs, private health plans, and other organizations. Even if Elicio succeeds in bringing one or more products to the market, these products may not be considered medically necessary and/or cost-effective, and the amount reimbursed for any products may be insufficient to allow it to sell its products on a competitive basis. At this time, Elicio is unable to determine their cost effectiveness or the likely level or method of reimbursement for its product candidates. Government authorities and third-party payors, such as private health plans, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. health care industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are challenging the prices charged for medical products and requiring that biopharmaceutical companies provide them with predetermined discounts from list prices. Novel medical products, if covered at all, may be subject to enhanced utilization management controls designed to ensure that the products are used only when medically necessary. Such utilization management controls may discourage the prescription or use of a medical product by increasing the administrative burden associated with its prescription or creating coverage uncertainties for prescribers and patients. Elicio cannot be sure that reimbursement will be available for any product candidate that it commercializes and, if reimbursement is available, that the level of reimbursement will be adequate. Reimbursement may impact the demand for, or the price of, any product candidate for which it obtains marketing approval. If reimbursement is not available or is available only to limited levels, it may not be able to successfully commercialize any product candidate for which it obtains marketing approval.
Elicio currently expects that any drugs it develops may need to be administered under the supervision of a physician on an outpatient basis. Under currently applicable U.S. law, certain therapeutic products that are not usually self-administered (such as most injectable drugs and biologics) may be eligible for coverage under the Medicare Part B program if:
•	they are incident to a physician’s services;
•	they are reasonable and necessary for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standards of medical practice; and
•	they have been approved by the FDA and meet other requirements of the statute.
There may be significant delays in obtaining reimbursement for newly approved product candidates, and coverage may be more limited than the purposes for which the product candidate is approved by the FDA or other regulatory authorities. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to pay all or part of the costs associated with their prescription medications. Patients are unlikely to use Elicio’s products unless coverage is provided and payment is adequate to cover all or a significant portion of the cost of its products. Therefore, coverage and adequate payment is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Moreover, eligibility for reimbursement does not imply that any product candidate will be paid for in all cases or at a rate that covers Elicio’s costs, including research, development, manufacture, sale, and distribution. Interim reimbursement levels for new product candidates, if applicable, may also not be sufficient to cover Elicio’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the product candidate and reimbursement in the clinical setting in which it is used may be based on reimbursement levels already set for lower cost therapies or medicines and may be incorporated into existing payments for other services. Net prices for product candidates may be reduced by mandatory discounts or rebates required by government health care programs or private payors and by any future relaxation of laws that presently restrict imports of medicines from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates. However, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors in the United States. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require Elicio to provide scientific and clinical support for the use of its products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Elicio’s inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for any approved product candidates it may develop could have a material adverse effect on its operating results, its ability to raise capital needed to commercialize medicines, and its overall financial condition.
Elicio believes that the efforts of governments and third-party payors to contain or reduce the cost of health care and legislative and regulatory proposals to broaden the availability of health care will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory changes in the health care system in the United States and other major health care markets have been proposed and/or adopted in recent years, and such efforts have expanded substantially in recent years.
In particular, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act(ACA) was signed into law. This legislation changed the system of health care insurance and benefits and was intended to broaden access to health care coverage, enhance remedies against fraud and abuse, add transparency requirements for the health care and health insurance industries, impose taxes and fees on the health care industry, impose health policy reforms, and control costs. This law also contains provisions that would affect companies in the pharmaceutical industry and other health care related industries by imposing additional costs and changes to business practices. Since its enactment, there have been judicial and congressional challenges to certain aspects of the ACA. The uncertainty around the future of the ACA, and in particular the impact to reimbursement levels, may lead to uncertainty or delay in the purchasing decisions of Elicio’s customers, which may in turn negatively impact its product sales. Elicio continues to evaluate the effect that the ACA has or any potential changes to the ACA could have on its business. Additional federal and state legislative and regulatory developments are likely, and Elicio expects ongoing initiatives in the United States to increase pressure on drug and biologic pricing and reimbursement. Such reforms could have an adverse effect on anticipated revenues from product candidates that Elicio may successfully develop and for which it may obtain regulatory approval and may affect its overall financial condition and ability to develop product candidates.
If the market opportunities for any of Elicio’s product candidates are smaller than it believes they are, its potential revenues may be adversely affected, and its business may suffer.
Elicio focuses certain research and product development pipelines and its product candidates on lymph node-directed immunotherapies for cancer and infectious diseases. ELI-002 is a KRAS therapeutic vaccine in clinical development for the potential treatment of several cancer types with KRAS mutations. ELI-002 targets six position 12 and one position 13 KRAS mutations, representing approximately 25% of tumors. The AMPLIFY-201 trial focuses on pancreatic cancer and colorectal cancer.
While Elicio believes that the cancer types to be included in its early-stage clinical trials have a large KRAS mutation positive patient population in the United States, its understanding of both the number of patients who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with its product candidates, is based on estimates. These estimates may prove to be incorrect and new studies may reduce the estimated incidence or prevalence of these diseases. By example, because some of the cancer indications that Elicio is targeting are rare, certain estimates are based upon studies with small patient populations. Moreover, because Elicio’s product candidates, such as ELI-002 target specific positions on a mutation, not all patients with the mutation will be treatment candidates. As a result, the number of patients in the United States may turn out to be lower than expected, may not be otherwise eligible for treatment with ELI-002, or patients may become increasingly difficult to identify and access for clinical trials, all of which could adversely affect Elicio’s business, financial condition, results of operations and prospects.
If Elicio or any CMOs and suppliers it engages fail to comply with environmental, health, and safety laws and regulations, Elicio could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.
Elicio and any CMOs and suppliers it engages are subject to numerous federal, state, and local environmental, health, and safety laws, regulations, and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment, and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air, and water; and employee health and safety. Elicio’s operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Elicio’s operations also produce hazardous waste. Elicio generally contracts with third parties for the disposal of these materials and wastes. Elicio cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from its use of hazardous materials, it could be held liable for any resulting damages, and any liability could exceed its resources. Under certain environmental laws, Elicio could be held responsible for costs relating to any contamination at its current or past facilities and at third-party facilities. It also could incur significant costs associated with civil or criminal fines and penalties.
Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair Elicio’s research and product development efforts. In addition, Elicio cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although it maintains workers’ compensation insurance to cover it for costs and expenses it may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. Elicio does not carry specific biological or hazardous waste insurance coverage, and its property, casualty, and general liability insurance policies (under which it currently has an aggregate of approximately $5.0 million in coverage) specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, Elicio could be held liable for damages or be penalized with fines in an amount exceeding its resources, and its clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.
In addition, Elicio may incur substantial costs in order to comply with current or future environmental, health, and safety laws, regulations, and permitting requirements. These current or future laws, regulations, and permitting requirements may impair its research, development, or production efforts. Failure to comply with these laws, regulations, and permitting requirements also may result in substantial fines, penalties, or other sanctions or business disruptions, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.
Any CMOs and suppliers Elicio engages will also be subject to these and other environmental, health, and safety laws and regulations. Liabilities they incur pursuant to these laws and regulations could result in significant costs or an interruption in operations, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.
Elicio’s technologies are novel, and any product candidates it develops may be complex and difficult to manufacture on a clinical or commercial scale. Elicio could experience delays in satisfying regulatory authorities or production problems that result in delays in its development or commercialization programs, limit the supply of its product candidates it may develop, or otherwise harm its business.
Elicio’s AMP platform is novel, and the manufacture of products on the basis of its platform is untested at a large scale. Any current and future product candidates will likely require processing steps that are more complex than those required for most chemical pharmaceuticals. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims, insufficient inventory, or potentially delay progression of its regulatory filings. Even if Elicio successfully develops product candidates, it may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA or other comparable applicable foreign standards or specifications with consistent and acceptable production yields and costs. If Elicio or its contract manufacturers are unable to scale its manufacturing at the same levels of quality and efficiency, it may not be able to supply the required number of doses for its current or planned clinical trials or for commercial supply, if any of its product candidates receives regulatory approval, and its business could be harmed.
As product candidates proceed through nonclinical studies to clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are tested and then altered along the way in an effort to optimize processes and results. Elicio plans to transform its current version of ELI-002, with two peptides (ELI-002-2P), to a future version of ELI-002, with seven peptides (ELI-002-7P), as part of its product development activities subject to receipt of additional funding following the Merger. Any such changes could cause any product candidates it may develop to perform differently and affect the results of clinical trials conducted with the materials manufactured using altered processes. Such changes may also require a new investigational new drug application (IND) to be filed for ELI-002-7P, additional testing, FDA notification, and FDA authorization. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of Elicio’s product candidates and jeopardize its ability to commence sales and generate revenue. For instance, the FDA may require that Elicio conducts a comparability study that evaluates the potential differences in the product candidate resulting from the change. Delays in designing and completing such a study to the satisfaction of the FDA could delay or preclude Elicio’s development and commercialization plans, and the regulatory approval of its product candidates. Any of the foregoing could limit Elicio’s future revenues and growth. Any changes would also require that it devotes time and resources to manufacturing development and would also likely require additional testing and regulatory actions on its part, which may delay the development of its product candidates.
In addition, the FDA and other regulatory authorities may require Elicio to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, a regulatory authority may require that Elicio does not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability of encapsulation, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause Elicio to delay clinical trials or product launches, which could be costly to it and otherwise harm its business, financial condition, results of operations, and prospects.
Elicio also may encounter problems hiring and retaining the experienced scientific, quality control, and manufacturing personnel needed to manage its manufacturing process, which could result in delays in its production or difficulties in maintaining compliance with applicable regulatory requirements.
The manufacture of biopharmaceutical products is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. For example, given the aseptic controls required for the manufacture of Elicio’s product candidates, if contaminants are discovered in Elicio’s supply of product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Any such contamination could materially harm its ability to produce product candidates on schedule and could delay its development programs and results of operations and cause reputational damage. Elicio cannot assure that any such issues relating to the manufacture of ELI-002 or any other product candidate will not occur in the future or that significant delays would not occur as a result of any such issue.
ELI-002 drug substances and drug products are supplied by multiple manufacturers at present. Any problems in Elicio’s manufacturing process or the facilities with which it contracts to make, store or ship its product candidates or any problems caused by it, its vendors or other factors not in its control could result in the loss of usable product or prevent or delay the delivery of product candidates to patients in its clinical trials, including the AMPLIFY-201 trial. Any such loss or delay could materially delay Elicio’s development timelines and harm its business, financial condition and results of operations. Such losses or delays could also make it a less attractive collaborator for potential partners, including larger pharmaceutical companies and academic research institutions, which could limit its access to additional attractive development programs. Problems with third-party manufacturing processes or facilities also could restrict Elicio’s ability to ensure sufficient clinical material for any clinical trials it may be conducting or is planning to conduct and meet market demand for any product candidates it may develop, obtain regulatory approval for, and commercialize.
This Merger may limit Elicio’s ability to use some or all of its net operating loss carryforwards in the future.
The ultimate realization of Elicio’s deferred income tax assets is dependent upon generating future taxable income. It has recorded a full valuation allowance against its deferred income tax assets. The valuation allowance may fluctuate as conditions change. Elicio’s ability to utilize net operating loss carryforwards to offset its future taxable income and/or to recover previously paid taxes would be limited if it were to undergo an “ownership change” within the meaning of Section 382 of the Code. In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned by “5-percent stockholders” (within the meaning of Section 382 of the Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned by such “5-percent stockholders” at any time over the testing period. An ownership change under Section 382 of the Code would establish an annual limitation to the amount of NOLs Elicio could utilize to offset its taxable income in any single year. The application of these limitations might prevent full utilization of the deferred tax assets attributable to its net operating loss carryforwards.
Elicio has not yet formally determined the amount of the cumulative change in its ownership resulting from this Merger or other transactions, or any resulting limitations on its ability to utilize its NOL carryforwards and other tax attributes. As a result, if Elicio earns net taxable income, its ability to use its pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to it. If an ownership change occurs and Elicio’s ability to use its net operating loss carryforwards is materially limited, it could harm Elicio’s future operating results by effectively increasing its future tax obligations.
Elicio’s insurance policies are expensive and protect it only from some business risks, which will leave it exposed to significant uninsured liabilities.
Elicio carries insurance for most categories of risk that its business may encounter; however, it may not have adequate levels of coverage. Elicio currently maintains general liability, property, workers’ compensation, products liability and directors’ and officers’ insurance, along with an umbrella policy. It may not be able to maintain existing insurance at current or adequate levels of coverage. Any significant uninsured liability may require it to pay substantial amounts, which would adversely affect its cash position and results of operations.
Risks Related to Elicio’s Intellectual Property
Elicio’s success will depend upon intellectual property and proprietary technologies, and it may be unable to protect its intellectual property.
Elicio’s success will depend, in large part, on obtaining and maintaining patent protection and trade secret protection for its product candidates and their formulations and uses, as well as successfully defending these patents against third-party challenges. If Elicio or its licensors fail to appropriately prosecute and maintain patent protection for its product candidates, its ability to develop and commercialize these product candidates may be adversely affected and it may not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights relating to these product candidates could have a material adverse effect on Elicio’s financial condition and results of operations.
Elicio has sought patent protection in the United States and internationally related to the AMP platform technology as well as the mKRAS and universal adjuvant programs. However, Elicio does not own any issued patents covering clinical product candidates and the patent portfolio owned by Elicio currently comprises only pending applications. The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that Elicio or its partners will be successful in protecting its product candidates by obtaining and defending patents. These risks and uncertainties include the following:
•	pending patent applications may not result in any patents being issued;
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patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable, or otherwise may not provide barriers to entry or any competitive advantage;

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because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing or eliminating any advantage of the patent;

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Elicio’s competitors, many of which have substantially greater resources than it or its partners do, and many of which have made significant investments in competing technologies, may seek, or may already have sought or obtained, patents that will limit, interfere with, or eliminate Elicio’s ability to make, use, and sell its potential products;

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there may be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful as a matter of public policy regarding worldwide health concerns;

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countries other than the United States may have patent laws less favorable to patentees than those upheld by United States courts, allowing foreign competitors a better opportunity to create, develop, and market competing products; and

•	Elicio may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful.
In addition to patents, Elicio also relies on trade secrets and proprietary know-how. Although it has taken steps to protect its trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, third parties may still obtain this information or come upon this same or similar information independently. Elicio may become subject to claims that it or consultants, advisors or independent contractors that it may engage to assist it in developing its product candidates have wrongfully or inadvertently disclosed to it or used trade secrets or other proprietary information of their former employers or their other clients.
Elicio may be forced to litigate to enforce or defend its intellectual property rights, and/or the intellectual property rights of its licensors.
Elicio may be forced to litigate to enforce or defend its intellectual property rights against infringement by competitors, and to protect its trade secrets against unauthorized use. In so doing, it may place its intellectual property at risk of being invalidated, rendered unenforceable, or limited or narrowed in scope such that it may no longer be used to adequately prevent the manufacture and sale of competitive product. Further, an adverse result in any litigation or other proceedings before government agencies such as the United States Patent and Trademark Office (USPTO), may place pending applications at risk of non-issuance. Further, interference proceedings, derivation proceedings, entitlement proceedings, ex parte reexamination, inter partes reexamination, inter partes review, post-grant review, and opposition proceedings provoked by third parties or brought by the USPTO or any foreign patent authority may be used to challenge the inventorship, ownership, claim scope, or validity of Elicio’s patent applications. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Elicio’s confidential and proprietary information or trade secrets could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Elicio’s common stock. Such litigation or proceedings could substantially increase Elicio’s operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. Elicio may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of Elicio’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than it can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Elicio’s ability to compete in the marketplace.
Elicio has rights in some intellectual property that has been discovered through government funded programs and thus is subject to federal regulations such as “march-in” rights, certain reporting requirements, and a preference for U.S. industry.
Elicio has rights in some intellectual property that has been discovered through government funded programs and thus is subject to federal regulations such as “march-in” rights, certain reporting requirements, and a preference for U.S. industry. Compliance with such regulations may limit its exclusive rights, subject Elicio to expenditure of resources with respect to reporting requirements, and limit its ability to contract with non-U.S. manufacturers. Some of the intellectual property rights in-licensed to Elicio have been generated through the use of U.S. government funding and are therefore subject to certain federal regulations. For example, all of the intellectual property rights licensed to it under its license agreement with the Massachusetts Institute of Technology (MIT) have been generated using U.S. government funds. As a result, the U.S. government has certain rights to intellectual property embodied in Elicio’s current or future products pursuant to the Bayh-Dole Act of 1980. These U.S. government rights in certain inventions developed under government-funded programs include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require Elicio to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if the government determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if Elicio fails, or the applicable licensor fails, to disclose the invention to the government, elect title, and file an application to register the intellectual property within specified time limits. In addition, the U.S. government may acquire title to these inventions in any country in which a patent application is not filed within specified time limits. Intellectual property generated under government funded programs is also subject to certain reporting requirements, compliance with which may require Elicio, or the applicable licensor, to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the U.S. This requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that, under the circumstances, domestic manufacture is not commercially feasible. This preference for U.S. manufacturing may limit Elicio’s ability to license the applicable patent rights on an exclusive basis under certain circumstances.
If Elicio enters into future arrangements involving government funding, and it makes inventions as a result of such funding, its intellectual property rights to such discoveries may be subject to the applicable provisions of the Bayh-Dole Act. To the extent any of its current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply. Any exercise by the government of certain of its rights could harm Elicio’s competitive position, business, financial condition, results of operations and prospects.
Elicio is substantially dependent on patents it licenses from MIT, and if such licensed patent rights lack legal effect or if a dispute arises under such license agreement and its licensed rights are narrowed or this license is terminated, that could cause significant impairment to its ability to develop and commercialize certain of its product candidates.
Elicio’s business is substantially dependent upon technology licensed from MIT. Pursuant to Elicio’s license agreement with MIT, it was granted an exclusive, worldwide license, including the right to sublicense, under patents and patent applications owned by MIT related to the “Amphiphile” technology for the diagnosis, treatment or prevention of diseases. The patent rights licensed from MIT cover products in development by Elicio for all of its current lead programs in tumor indications where mutant KRAS, rearranged ALK, or expression of human papillomavirus proteins are a driver of disease, as well as programs using CpG as an adjuvant for immune activation. Therefore, Elicio’s ability to develop and commercialize several of its product candidates, including ELI-002 and ELI-004, is substantially dependent on the legal effectiveness of the MIT patent rights licensed under this agreement and continuation of this agreement. MIT has the right to control the preparation, filing and prosecution of the patent applications, and to maintain the patents, covering the patent rights Elicio licensed from MIT under this license agreement. Therefore, Elicio cannot be certain that these patents and patent applications will be prosecuted, maintained and enforced in a manner consistent with the best interests of Elicio’s business. If MIT fails to maintain such patents, or loses rights to those patents or patent applications, the rights Elicio has licensed may be reduced or eliminated and its right to develop and commercialize any of its products that are the subject of such licensed patent rights could be adversely affected, and it may not be able to prevent competitors from making, using or selling competing products. MIT also has the right to control defense of any claims asserting the invalidity of these licensed patent rights and, even if Elicio is permitted to pursue such defense, it cannot ensure the cooperation of MIT. Elicio cannot be certain that MIT will allocate sufficient resources or prioritize their or Elicio’s enforcement of such patent rights or their defense of such claims to protect Elicio’s interests in the licensed patent rights. Even if Elicio is not a party to these legal actions, an adverse outcome could harm its business because it might prevent Elicio from continuing to license intellectual property that it may need to operate its business. In addition, although Elicio has the right to control enforcement of the licensed patents, it may be adversely affected or prejudiced by actions or inactions of MIT and their counsel that took place prior to or after Elicio’s assuming control.
The license agreement with MIT is complex, and certain provisions in this license agreement may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow or eliminate what Elicio believes to be the scope of its rights to the licensed patent rights or increase what it believes to be its financial or other obligations under the license agreement, either of which could have a material adverse effect on its business, financial condition, results of operations and prospects.
If Elicio or its partners are sued for infringing on the intellectual property rights of third parties, it could be costly and time-consuming, and an unfavorable outcome in any such litigation could have a material adverse effect on its business.
Elicio’s success also depends upon its ability and the ability of any of its future collaborators to develop, manufacture, market and sell its product candidates without infringing on the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Elicio is developing products, some of which may be directed at claims that overlap with the subject matter of its intellectual property. Because patent applications can take many years to issue, there may be currently pending applications, unknown to Elicio, which may later result in issued patents that its product candidates or proprietary technologies may infringe upon. Similarly, there may be issued patents relevant to Elicio’s product candidates of which it is not aware.
In addition, third parties may sue Elicio for infringing on their patents. Even if Elicio is successful in defending any claims of infringement, the defense of such claims may be costly and present a time-consuming distraction. In the event of a successful claim of infringement against Elicio, it may be required to:
•	pay substantial damages;
•	stop using its technologies and methods;
•	stop certain research and development efforts;
•	develop non-infringing products or methods; and/or
•	obtain one or more licenses from third parties.
If required, Elicio cannot assure you that it will be able to obtain such licenses on acceptable terms, or at all. If it is sued for infringement, it could encounter substantial delays in the development, manufacture and commercialization of its product candidates. Any litigation, whether to enforce its patent rights or to defend against allegations that it infringed on third-party rights, could be costly, time-consuming, and may distract management from other important tasks.
As is commonplace in the biotechnology and pharmaceutical industry, Elicio employs individuals who were previously employed at other biotechnology or pharmaceutical companies, including its competitors or potential competitors. To the extent Elicio’s employees are involved in research endeavors which are similar to those which they were involved in at their former employers, it may be subject to claims that such employees and/or it has inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of such former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs, be a distraction to management and ultimately have a material adverse effect on Elicio, even if it is successful in defending such claims.
The biotechnology and pharmaceutical industries have experienced substantial litigation and other proceedings concerning intellectual property rights, and third parties may initiate legal proceedings alleging that Elicio is infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which could be uncertain and may prevent, delay or otherwise interfere with Elicio’s product discovery and development efforts.
Elicio’s commercial success depends upon its ability and the ability of its collaborators and licensors to develop, manufacture, market, and sell ELI-002, ELI-004 and other Amphiphile immunotherapies. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Elicio may be subject to and may in the future become party to, or threatened with, adversarial proceedings or litigation concerning intellectual property rights with respect to its Amphiphile platform and any product candidates it may develop, including interference proceedings, post-grant review, inter partes review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions such as oppositions before the European Patent Office (EPO). Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties exist in the fields in which Elicio is developing its product candidates and infringement claims may be asserted against it or its partners based on existing patents or patents that may be granted in the future, regardless of their merit.
As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Elicio’s AMP platform and product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including Elicio, which patents cover various types of therapies, products or their methods of use or manufacture. As with many technology-based products, there may be third-party patent applications that, if issued, may be construed to cover components of Elicio’s AMP platform and product candidates. There may also be third-party patents of which Elicio is currently unaware with claims to its technologies, compositions, methods of manufacture or methods of use.

Because of the large number of patents issued and patent applications filed in Elicio’s fields, third parties may allege they have patent rights encompassing its product candidates, technologies or methods. Third parties may assert that Elicio is employing their proprietary technology without authorization and may file patent infringement claims or lawsuits against it, and if it is found to be infringing on any such third-party patents, it may be required to pay damages, cease commercialization of the infringing technology, or obtain a license from such third party, which may not be available on commercially reasonable terms or at all.
Elicio’s ability to commercialize its product candidates in the United States and abroad may be adversely affected if it cannot successfully defend infringement claims, or obtain a license on commercially reasonable terms to relevant third-party patents that cover its product candidates. Even if Elicio believes third-party intellectual property claims are without merit, there can be no assurance that a court would find in its favor on questions of infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold that these third-party patents are valid and enforceable and have been infringed upon, which could materially and adversely affect Elicio’s ability to commercialize ELI-002 or any other product candidates and any other product candidates or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, Elicio would need to overcome a presumption of validity. As this burden is a high one requiring Elicio to present clear and convincing evidence as to the invalidity of any such U.S. patent claims, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If Elicio is found to be infringing on a third party’s intellectual property rights, and it is unsuccessful in demonstrating that any such patents are invalid or unenforceable, it could be required to obtain a license from such third party to continue developing, manufacturing, and marketing ELI-002 or any other product candidates and its technologies. However, Elicio may not be able to obtain any required license on commercially reasonable terms or at all. Even if Elicio were able to obtain such a license, it could be non-exclusive, thereby giving its competitors and other third parties access to the same technologies licensed to it, and it could require Elicio to make substantial licensing and royalty payments. If Elicio is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, it may be unable to commercialize its AMP platform or product candidates or such commercialization efforts may be significantly delayed, which could in turn significantly harm its business. Elicio also could be forced, including by court order, to cease developing, manufacturing, and commercializing the infringing technology or product candidates. In addition, Elicio could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if it is found to have willfully infringed on a patent or other intellectual property right. Claims that it has misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on its business, financial condition, results of operations, and prospects.
The defense of third-party claims of infringement, misappropriation, or violation of intellectual property rights often involves substantial litigation expense and could be a substantial diversion of management and employee time and resources from Elicio’s business. Some third parties may be able to sustain the costs of complex patent litigation more effectively than Elicio can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Elicio’s ability to raise the funds necessary to continue its operations or could otherwise have a material adverse effect on its business, financial condition, results of operations and prospects. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, this could have a substantial adverse effect on the price of its common stock.
Obtaining and maintaining Elicio’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications are due to be paid to the USPTO and foreign patent agencies outside of the United States over the lifetime of Elicio’s owned or licensed patents and applications. For its in-licensed patents and patent applications, Elicio generally relies on its licensors to pay these fees due to U.S. and non-U.S. patent agencies; however, it reimburses MIT for these fees as required by its license agreement with MIT. For Elicio’s owned patent applications, it relies on its outside patent counsel in the United States and foreign countries to monitor these deadlines and to pay these fees when so instructed.
The USPTO and foreign patent agencies require compliance with several procedural, documentary, fee payment, and other similar provisions, such as the requirement to disclose known prior art, during the patent application process. Elicio depends on its licensors to take the necessary action to comply with these requirements with respect to its licensed intellectual property, and for its owned patent applications, it engages counsel and other professionals to help it comply with these requirements. While certain inadvertent lapses can be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in a partial or complete loss of patent rights in the relevant jurisdiction. Were a non-compliance event to occur, Elicio’s competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.
Changes in patent law in the United States and in non-U.S. jurisdictions could diminish the value of patents in general, thereby impairing Elicio’s ability to protect its technologies and product candidates.
As is the case with other biotech and pharmaceutical companies, Elicio’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and are therefore costly, time-consuming and inherently uncertain.
Changes in either the patent laws or interpretation of the patent laws could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of Elicio’s issued patents. For example, in March 2013, under the Leahy-Smith America Invents Act (America Invents Act) the United States transitioned from a “first to invent” to a “first-to-file” patent system. Under a “first-to-file” system, assuming that other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on an invention regardless of whether another inventor had made the invention earlier. A third party that filed a patent application in the USPTO after March 2013, but before Elicio could therefore be awarded a patent covering an invention of Elicio’s even if Elicio had made the invention before it was made by such third party. This requires Elicio to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, Elicio cannot be certain that it or its licensors were the first to either file any patent application related to its technologies or product candidates or invent any of the inventions claimed in its or its licensor’s patents or patent applications. The America Invents Act also includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, allowing third-party submission of prior art and establishing a new post-grant review system, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use USPTO procedures to invalidate Elicio’s patent claims that would not have been invalidated if first challenged by the third party in a district court action. The ultimate impact of these changes is currently unclear as the USPTO continues to promulgate new regulations and procedures in connection with the America Invents Act, and many of the substantive changes to patent law, including the “first-to-file” provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the America Invents Act and new regulations to the specific patents discussed in this filing has not been determined and would need to be reviewed. Collectively, these changes could increase the uncertainties and costs surrounding the prosecution of Elicio’s patent applications and the enforcement or defense of its issued patents.
In addition, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Elicio’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken Elicio’s ability to obtain new patents or to enforce its existing patents and patents that it might obtain in the future.
Patent terms may be inadequate to protect Elicio’s competitive position on its product candidates for an adequate amount of time.
Patents have a limited lifespan. The terms of individual patents depend upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest non-provisional filing date in the applicable country. However, the actual protection afforded by a patent varies from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Various extensions including patent term extension (PTE) and patent term adjustment (PTA) may be available, but the lives of such extensions, and the protections they afford, are limited. Even if patents covering Elicio’s product candidates are obtained, once the patent life has expired, Elicio may be open to competition from competitive products, including biosimilars and generics. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting Elicio’s product candidates might expire before or shortly after Elicio or its partners commercialize those candidates. As a result, Elicio’s owned and licensed patent portfolio may not provide Elicio with sufficient rights to exclude others from commercializing products similar or identical to Elicio’s.
If Elicio is unable to protect the confidentiality of its trade secrets, its business and competitive position could be harmed.
In addition to seeking patents for its technologies and product candidates, Elicio also relies on trade secret protection, as well as confidentiality agreements, non-disclosure agreements and invention assignment agreements with its employees, consultants and third parties, to protect its know-how and other confidential and proprietary information, especially where it does not believe patent protection is appropriate or obtainable.
It is Elicio’s policy to require its employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties to execute confidentiality agreements upon the commencement of employment or consulting relationships with it. These agreements generally provide that all confidential information concerning Elicio’s business or financial affairs developed by or made known to an individual or entity during the course of that party’s relationship with Elicio is to be kept confidential and not disclosed to third parties, except in certain specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and that are related to Elicio’s current or planned business or research and development or made during normal working hours, on Elicio’s premises or using Elicio’s equipment or proprietary information, are Elicio’s exclusive property. In the case of consultants and other third-party service providers, the agreements provide Elicio with certain rights to all inventions arising from the services provided to it by those individuals or entities. However, Elicio cannot guarantee that it has entered into such agreements with each party that may have or have had access to its trade secrets or proprietary technologies and processes. Additionally, the assignment of intellectual property rights may not be self-executing, or assignment agreements may be breached, and Elicio may be forced to bring claims against third parties, or defend claims that they may bring against it, to determine the ownership of what Elicio regards as its intellectual property. Elicio may not be able to obtain adequate remedies for any breaches of such agreements. Ultimately, enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable.
In addition to contractual measures, Elicio tries to protect the confidential nature of its proprietary information through other appropriate precautions, such as physical and technological security measures. However, trade secrets and know-how can be difficult to protect. These measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for Elicio’s proprietary information. Elicio’s security measures may not prevent an employee or consultant from misappropriating its trade secrets and providing them to a competitor, and any recourse it might take against this type of misconduct may not provide an adequate remedy to protect its interests fully. In addition, Elicio’s trade secrets may be independently developed by others in a manner that could prevent it from receiving legal recourse. If any of Elicio’s confidential or proprietary information, such as its trade secrets, were to be disclosed or misappropriated, or if any of that information was independently developed by a competitor, its competitive position could be harmed.
In addition, courts inside and outside the United States are sometimes less willing or unwilling to protect trade secrets. If Elicio chooses to go to court to stop a third party from using any of Elicio’s trade secrets, it may incur substantial costs. Even if Elicio is successful, these types of lawsuits may consume significant amounts of its time and other resources. Any of the foregoing could have a material adverse effect on its business, financial condition, results of operations and prospects.
Third parties may assert that Elicio’s employees, consultants, or advisors have wrongfully used or disclosed confidential information or misappropriated trade secrets.
As is common in the biotechnology and pharmaceutical industries, Elicio employs individuals that are currently or were previously employed at universities, research institutions or other biotechnology or pharmaceutical companies, including Elicio’s competitors or potential competitors. Although Elicio tries to ensure that its employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for it, Elicio may be subject to claims that it or these individuals have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Elicio may then be involved in litigation proceedings to defend against these claims. If it fails in defending against any such claims, in addition to potentially paying monetary damages, it may lose valuable intellectual property rights or personnel. Even if it is successful in defending against such claims, litigation could result in substantial costs and distract its technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of Elicio’s common stock. Ultimately, any such litigation could substantially increase Elicio’s operating losses and reduce its resources available for development activities, and it may not have sufficient financial or other resources to adequately engage in such litigation. For example, some of Elicio’s competitors may be able to sustain the costs of such litigation more effectively than it can because of their substantially greater financial resources. In any case, uncertainties resulting from the initiation and continuation of intellectual property litigation or other intellectual property related proceedings could adversely affect Elicio’s ability to compete in the marketplace.
Any trademarks Elicio may obtain may be infringed or successfully challenged, resulting in harm to its business.
Elicio expects to rely on trademarks as one means to distinguish any of its product candidates that are approved for marketing from the products of its competitors. However, Elicio’s trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Elicio may not be able to protect its rights to these trademarks and trade names, which it needs to build name recognition among potential partners or customers in its markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to Elicio’s, thereby impeding its ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Elicio’s registered or unregistered trademarks or trade names. Over the long term, if Elicio is unable to establish name recognition based on its trademarks and trade names, then it may not be able to compete effectively and its business may be adversely affected. Elicio’s efforts to enforce or protect its proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversions of resources and could adversely affect Elicio’s business, financial condition, results of operations and growth prospects.
In addition, any proprietary name Elicio proposes to use with any product candidate in the United States must be approved by the FDA, regardless of whether it have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. If the FDA objects to any of Elicio’s proposed proprietary product names, Elicio may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties, and be acceptable to the FDA.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by Elicio’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect Elicio’s business or permit it to maintain its competitive advantage. For example:
•	any of Elicio’s current and future product candidates, if approved, may eventually become commercially available in generic or biosimilar product forms;
•
others may be able to make immunotherapies that are similar to any of Elicio’s current and future product candidates or utilize lymph node targeting technology but that are not covered by the claims of the patents that Elicio licenses or may own in the future;

•
Elicio, or its licensors or current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that it licenses or may own in the future, potentially resulting in the invalidation of such patents or refusal of such applications;

•	Elicio, or its licensors or current or future collaborators, might not have been the first to file patent applications covering certain of its or their inventions;

•
Elicio, or its licensors or current or future collaborators, may fail to meet its obligations to the U.S. government regarding any in-licensed patents and patent applications funded by U.S. government grants, leading to the loss or unenforceability of patent rights;

•	others may independently develop similar or alternative technologies or duplicate any of Elicio’s technologies without infringing on its owned or licensed intellectual property rights;
•	it is possible that Elicio’s pending, owned or licensed patent applications or those that it may own or license in the future will not lead to issued patents;
•	it is possible that there are prior public disclosures that could invalidate Elicio’s owned or in-licensed patents, or parts of its owned or in-licensed patents;
•
it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering Elicio’s product candidates or technology similar to Elicio’s;

•
it is possible that Elicio’s owned or in-licensed patents or patent applications omit individual(s) that should be listed as inventor(s) or include individual(s) that should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable;

•	issued patents that Elicio hold rights to may be held invalid, unenforceable, or narrowed in scope, including as a result of legal challenges by its competitors;
•	the claims of Elicio’s owned or in-licensed issued patents or patent applications, if and when issued, may not cover its product candidates;
•
the laws of foreign countries may not protect Elicio’s proprietary rights or the proprietary rights of its licensors or current or future collaborators to the same extent as the laws of the United States;

•
the inventors of Elicio’s owned or in-licensed patents or patent applications may become involved with competitors, develop products or processes that design around its patents, or become hostile to it or the patents or patent applications on which they are named as inventors;

•
Elicio’s competitors might conduct research and development activities in countries where it does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

•
Elicio has engaged in scientific collaborations in the past and it intends to continue to do so in the future, and its collaborators may develop adjacent or competing products that are outside the scope of its patents;

•	Elicio may not develop additional proprietary technologies that are patentable;
•	any product candidates Elicio develops may be covered by third-party patents or other exclusive rights;
•	the patents of others may prohibit or otherwise harm Elicio’s business; or
•	Elicio may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.
Should any of these events occur, they could have a material adverse effect on Elicio’s business, financial condition, results of operations, and prospects.
Risks Related to Regulatory and Compliance Matters
The FDA regulatory approval process is lengthy, time-consuming, and inherently unpredictable, and Elicio may experience significant delays in the clinical development and regulatory approval, if any, of its product candidates.
The research, testing, manufacturing, labeling, approval, selling, import, export, adverse event reporting, record keeping, advertising, promotion, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and other regulatory authorities in the United States. Elicio is not permitted to market any biological product in the United States until it receives a biologics license from the FDA. It has not previously submitted a BLA to the FDA, or similar approval filings to comparable foreign authorities. A BLA must include extensive nonclinical and clinical data and supporting information to establish that the product candidate is safe, pure, potent, and effective for each desired indication. The BLA must also include significant information regarding the chemistry, manufacturing, and controls for the product, and the manufacturing facilities must complete a successful pre-license inspection. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on Elicio’s ability to obtain licensure of the product candidates based on the completed clinical trials. Accordingly, the regulatory approval pathway for Elicio’s product candidates may be uncertain, complex, expensive, and lengthy, and approval may not be obtained.
Even if Elicio receives regulatory approval of its product candidates, it will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and it may be subject to penalties if it fails to comply with regulatory requirements.
If Elicio’s product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post- marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.
Manufacturers and manufacturers’ facilities must comply with extensive FDA, and comparable foreign regulatory authority, requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, Elicio and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any BLA, other marketing applications, and previous responses to inspection observations. Accordingly, Elicio and others with whom it works must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.
Any regulatory approvals that Elicio receives for its product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a REMS program as a condition of approval of Elicio’s product candidates, which could entail requirements for long-term patient follow-up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves Elicio’s product candidates, it will have to comply with requirements including submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and GCP for any clinical trials that it conducts post-approval.
The FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Drugs and biologics may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.
Failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	fines, warning letters or other enforcement-related letters or clinical holds on post-approval clinical trials;
•	refusal of the FDA to approve pending BLAs or supplements to approved BLAs, or suspension or revocation of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products;
•	injunctions or the imposition of civil or criminal penalties; and
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consent decrees, corporate integrity agreements, debarment, or exclusion from federal health care programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

The policies of the FDA and of other regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Elicio’s product candidates. Elicio cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Elicio is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Elicio is not able to maintain regulatory compliance, Elicio may lose any marketing approval that it may have obtained and it may not achieve or sustain profitability.
Additional regulatory burdens and other risks and uncertainties in foreign markets may limit Elicio’s growth.
Elicio’s future growth may depend, in part, on its ability to develop and commercialize product candidates in foreign markets for which it may rely on strategic partnership with third parties. Elicio will not be permitted to market or promote any product candidate before it receives regulatory approval from the applicable regulatory authority in a foreign market, and it may never receive such regulatory approval. To obtain separate regulatory approval in foreign countries, Elicio generally must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of a product candidate, and it cannot predict success in these jurisdictions. If Elicio obtains approval of any of its potential future product candidates and ultimately commercialize any such product candidate in foreign markets, Elicio would be subject to risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and the reduced protection of intellectual property rights in some foreign countries.
In addition, obtaining and maintaining regulatory approval of Elicio’s product candidates in one jurisdiction does not guarantee that it will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional nonclinical studies or clinical trials as trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Elicio intends to charge for its products is also subject to approval.
Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for Elicio and could delay or prevent the introduction of its products in certain countries. If Elicio fails to comply with the regulatory requirements in international markets and/or to receive applicable marketing approvals, its target market will be reduced and its ability to realize the full market potential of its product candidates will be harmed.
Elicio’s relationships with health care providers, physicians, and third-party payors will be subject to applicable anti-kickback, fraud and abuse, anti-bribery and other health care laws and regulations, which could expose Elicio to criminal sanctions, civil penalties, contractual damages, reputational harm, and diminished profits and future earnings.
Physicians, other health care providers and third-party payors will play a primary role in the recommendation and prescription of ELI-002 or any other product candidates for which Elicio obtains marketing approval. Elicio’s future arrangements with third-party payors and customers may expose it to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which it markets, sells and distributes its product candidates for which it obtains marketing approval. These laws and regulations include:
•	the federal Anti-Kickback Statute;
•	federal civil and criminal false claims laws and civil monetary penalties laws, including the federal False Claims Act;
•	HIPAA, as amended by HITECH, and their respective implementing regulations, including the Final Omnibus Rule;

•	the federal transparency requirements known as the federal Physician Payments Sunshine Act, created as part of the ACA; and
•	analogous local, state and foreign laws and regulations.
See Elicio’s discussion of these laws under “Description of Elicio’s Business—Government Regulation and Product Approval—FDA Regulation—Fraud and Abuse, Data Privacy and Security, and Transparency Laws and Regulations.”
Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of Elicio’s business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the ACA, among other things, amends the intent requirement of the federal Anti-Kickback and criminal health care fraud statutes. As a result of such amendment, a person or entity no longer needs to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation. Moreover, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.
Efforts to ensure that Elicio’s business arrangements with third parties will comply with applicable health care laws and regulations will involve substantial costs. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance or reporting requirements increases the possibility that a health care company may run afoul of one or more of the requirements. If Elicio’s operations are found to be in violation of any applicable laws or any other government regulations that apply to it, it may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, individual imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government health care programs, integrity obligations, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private qui tam actions brought by individual whistleblowers in the name of the government, refusal to allow Elicio to enter into supply contracts, including government contracts, additional reporting requirements and oversight if subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of Elicio’s operations, any of which could adversely affect its ability to operate its business and its results of operations.
Elicio intends to develop and implement a comprehensive corporate compliance program prior to the commercialization of its product candidates. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against Elicio for an alleged or suspected violation could cause Elicio to incur significant legal expenses and could divert its management’s attention from the operation of its business, even if its defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to Elicio in terms of money, time and resources. Moreover, federal, state or foreign laws or regulations are subject to change, and while Elicio, its collaborators, manufacturers and/or service providers currently may be compliant, that could change due to changes in interpretation, prevailing industry standards or other reasons.
Health care and other reform legislation may increase the difficulty and cost for Elicio and any collaborators it may have to obtain marketing approval of and commercialize its product candidates and affect the prices it, or they, may obtain.
All aspects of Elicio’s business, including research and development, manufacturing, marketing, pricing, sales, litigation, and intellectual property rights, are subject to extensive legislation and regulation. Changes in applicable U.S. federal and state laws and agency regulation, as well as foreign laws and regulations, could have a materially negative impact on Elicio’s business. In the United States and in some other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the health care system that could prevent or delay marketing approval of Elicio’s product candidates or any potential future product candidates of Elicio’s, restrict or regulate post-approval activities, or affect Elicio’s ability to profitably sell any product candidates for which it obtains marketing approval. Increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Elicio to more stringent product labeling and post-marketing testing and other requirements. Congress also must reauthorize the FDA’s user fee programs every five years and often makes changes to those programs in addition to policy or procedural changes that may be negotiated between the FDA and industry stakeholders as part of this periodic reauthorization process. Congress most recently reauthorized the user fee programs in September 2022 without any substantive policy changes.
Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in health care systems with the stated goals of containing health care costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, Congress passed the ACA, which substantially changed the way health care is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry.
There remain judicial and Congressional challenges to certain aspects of the ACA, and as a result certain sections of the ACA have not been fully implemented or effectively repealed. However, following several years of litigation in the federal courts, in June 2021, the U.S. Supreme Court upheld the ACA when it dismissed a legal challenge to the law’s constitutionality. Further legislative and regulatory changes under the ACA remain possible, although the new federal administration under President Biden has signaled that it plans to build on the ACA and expand the number of people who are eligible for health insurance subsidies under it. It is unknown what form any such changes or any law would take, and how or whether it may affect the pharmaceutical industry as a whole or Elicio’s business in the future. Elicio expects that changes or additions to the ACA, the Medicare and Medicaid programs, and changes stemming from other health care reform measures, especially with regard to health care access, financing or other legislation in individual states, could have a material adverse effect on the health care industry in the United States.
The uncertainty around the future of the ACA, and in particular the impact to reimbursement levels, may lead to uncertainty or delay in the purchasing decisions of Elicio’s customers, which may in turn negatively impact Elicio’s product sales. If there are not adequate reimbursement levels, Elicio’s business and results of operations could be adversely affected.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and was extended by the Consolidated Appropriations Act for 2023, and will remain in effect through 2032 unless additional Congressional action is taken.
In addition, the Drug Supply Chain Security Act enacted in 2013 imposed obligations on manufacturers of pharmaceutical products related to product tracking and tracing, and in February 2022, FDA released proposed regulations to amend the national standards for licensing of wholesale drug distributors by the states; establish new minimum standards for state licensing third-party logistics providers; and create a federal system for licensure for use in the absence of a State program, each of which is mandated by the DSCSA. As another example, on December 20, 2019, President Trump signed the Further Consolidated Appropriations Act for 2020 into law (P.L. 116-94) that includes a piece of bipartisan legislation called the CREATES Act. The CREATES Act aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic and biosimilar product developers access to samples of brand products. The CREATES Act establishes a private cause of action that permits a generic or biosimilar product developer to sue the brand manufacturer to compel it to furnish the necessary samples on “commercially reasonable, market-based terms.” Whether and how generic and biosimilar product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and its potential effects on Elicio’s future commercial products are unknown. Other legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. Elicio is unsure whether additional legislative changes will be enacted, or whether the current regulations, guidance or interpretations will be changed, or whether such changes will have any impact on its business.
Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices considering the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. For example, state legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers (PBMs) and other members of the health care and pharmaceutical supply chain, an important decision that may lead to further and more aggressive efforts by states in this area.
At the federal level, HHS has solicited feedback on various measures intended to lower drug prices and reduce the out-of-pocket costs of drugs and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019.
Most recently, in August 2022, President Biden signed into the law the Inflation Reduction Act of 2022 (IRA). Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of a drug or biological product covered by Medicare Parts B or D must pay a rebate to the federal government if the product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting in payment year 2026, CMS will negotiate drug prices annually for a select number of single source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease.
Any additional federal or state health care reform measures could limit the amounts that third-party payers will pay for future health care products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce Elicio’s profitability.
Elicio’s employees, principal investigators, consultants, and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.
Elicio is exposed to the risk of fraud or other misconduct by its employees, consultants, and commercial partners, and, its principal investigators. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the European Union and other jurisdictions, provide accurate information to the FDA or other regulatory authorities, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately, or disclose unauthorized activities to Elicio. In particular, sales, marketing, and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to Elicio’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions Elicio takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Elicio from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Elicio, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, financial condition, results of operations, and prospects, including the imposition of significant fines or other sanctions.
Laws and regulations governing any international operations Elicio may have in the future may preclude it from developing, manufacturing and selling certain product candidates outside of the United States and require it to develop and implement costly compliance programs.
Elicio is subject to numerous laws and regulations in each jurisdiction outside the United States in which it operates. The creation, implementation and maintenance of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.
The Foreign Corrupt Practices Act (FCPA) prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the U.S. Department of Justice. The SEC is involved with enforcement of the books and records provisions of the FCPA.
Similarly, the U.K. Bribery Act 2010 has extra-territorial effect for companies and individuals having a connection with the United Kingdom. The U.K. Bribery Act prohibits inducements both to public officials and private individuals and organizations. Compliance with the FCPA and the U.K. Bribery Act is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.
Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If Elicio expands its business outside of the United States, it will be required to dedicate additional resources to comply with these laws, and these laws may preclude it from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit Elicio’s growth potential and increase its development costs. The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violations of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the U.S. government until the pending claims are resolved. A conviction under the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of Elicio’s failure to satisfy any of its obligations under laws governing international business practices could have a negative impact on its operations and harm its reputation and ability to procure government contracts. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.
Elicio is subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies and contractual obligations could adversely affect its business.
Elicio and its current and potential collaborators may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws (e.g., the Health Insurance Portability and Accountability Act (HIPAA) as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to Elicio’s operations or the operations of its collaborators. In addition, Elicio may obtain health information from third parties (including research institutions from which it obtains clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH, or other privacy and data security laws. Depending on the facts and circumstances, Elicio could be subject to criminal penalties if it knowingly obtains, uses, or discloses protected health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. However, determining whether protected health information has been handled in compliance with applicable privacy standards and its contractual obligations can be complex and may be subject to changing interpretation.
If Elicio is unable to properly protect the privacy and security of protected health information or other personal, sensitive, or confidential information in its possession, Elicio could be found to have breached its contracts. Further, if Elicio fails to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, it could face significant administrative, civil and criminal penalties. Enforcement activity can also result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal and outside resources. Furthermore, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. In addition to the risks associated with enforcement activities and potential contractual liabilities, Elicio’s ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to its policies, procedures and systems.
Many state laws govern the privacy and security of personal information and data in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts. For example, in 2018, California enacted the California Consumer Privacy Act (CCPA) which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. While there is currently an exception for protected health information that is subject to HIPAA and clinical trial regulations, as currently written, the CCPA may impact Elicio’s business activities. In addition, the California Privacy Rights Act (CPRA) was recently enacted to strengthen elements of the CCPA and became effective on January 1, 2023. A number of other states have considered similar privacy proposals, with states like Virginia and Colorado enacting their own privacy laws. For example, the Virginia Consumer Data Protection Act became effective on January 1, 2023, and the Colorado Privacy Act is scheduled to come into effect on July 1, 2023. These privacy laws may impact Elicio’s business activities and exemplify the vulnerability of its business to the evolving regulatory environment related to personal data.
In the European Union (EU), Elicio may be subject to the General Data Protection Regulation (GDPR) which went into effect in May 2018 and which imposes obligations on companies that operate in Elicio’s industry with respect to the processing of personal data and the cross-border transfer of such data. The GDPR applies to any company established in the European Economic Area (EEA) (which includes the EU Member States plus Iceland, Liechtenstein, and Norway) and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR establishes stringent requirements applicable to the processing of personal data, including strict requirements relating to the validity of consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct data protection impact assessments for “high risk” processing, limitations on retention of personal data, special provisions affording greater protection to and requiring additional compliance measures for “special categories of personal data” including health and genetic information of data subjects, mandatory data breach notification (in certain circumstances), “privacy by design” requirements, and direct obligations on service providers acting as processors. The GDPR also prohibits the international transfer of personal data from the EEA to countries outside of the EEA unless made to a country deemed to have adequate data privacy laws by the European Commission or a data transfer mechanism has been put in place. If Elicio’s or its partners’ or service providers’ privacy or data security measures fail to comply with the GDPR requirements, Elicio may be subject to litigation, regulatory investigations, enforcement notices requiring it to change the way it uses personal data and/or fines of up to 20 million Euros or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, as well as compensation claims by affected individuals, negative publicity, reputational harm and a potential loss of business and goodwill.
The GDPR may also impose additional compliance obligations relating to the transfer of data between Elicio and its affiliates, collaborators, or other business partners. For example, on July 16, 2020, the Court of Justice of the European Union (CJEU), issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C-311/18), called Schrems II. This decision (a) calls into question commonly relied upon data transfer mechanisms as between the EU Member States and the United States (such as the Standard Contractual Clauses) and (b) invalidates the EU-U.S. Privacy Shield on which many companies had relied as an acceptable mechanism for transferring such data from the EU to the United States. The CJEU is the highest court in Europe and the Schrems II decision heightens the burden on data importers to assess U.S. national security laws on their business and future actions of EU data protection authorities are difficult to predict. Some customers or other service providers may respond to these evolving laws and regulations by asking Elicio to make certain privacy or data-related contractual commitments that Elicio is unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.
Relatedly, following the United Kingdom’s withdrawal from the EU (i.e., Brexit), and the expiry of the Brexit transition period, which ended on December 31, 2020, the EU GDPR has been implemented in the United Kingdom

(as the UK GDPR). The UK GDPR sits alongside the UK Data Protection Act 2018 which implements certain derogations in the EU GDPR into UK law. Under the UK GDPR, companies not established in the UK but who process personal data in relation to the offering of goods or services to individuals in the UK, or to monitor their behavior will be subject to the UK GDPR – the requirements of which are (at this time) largely aligned with those under the EU GDPR and as such, may lead to similar compliance and operational costs with potential fines of up to £17.5 million or 4% of global turnover.
Risks Related to Employee and Operations Matters, Managing Growth and Information Technology
A pandemic, epidemic, or outbreak of an infectious disease, such as the COVID-19 pandemic, may materially and adversely affect Elicio’s business and its financial results and could cause a disruption to the development or supply of ELI-002 or any other product candidates.
Public health crises such as pandemics or similar outbreaks could adversely impact Elicio’s business. Notably, the COVID-19 pandemic continues to evolve. The extent to which COVID-19 impacts Elicio’s operations or those of its collaborators will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the virus and the actions to contain it or treat its impact, among others.
The continued spread of COVID-19 globally could adversely impact any preclinical or clinical trial operations in the United States and Europe, including Elicio’s ability to recruit and retain patients and principal investigators and site staff who, as health care providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. For example, similar to other biotechnology companies, Elicio has experienced, and may in the future experience, delays in initiating IND-enabling studies, delays in manufacturing, protocol deviations, enrolling patients in clinical trials and dosing patients in clinical trials, as well as in activating trial sites. The COVID-19 pandemic may also result in the need to suspend enrollment in clinical studies, subject withdrawals, postponement of planned clinical or nonclinical studies, redirection of site resources from studies, study modification, suspension, or termination, the introduction of remote study procedures and modified informed consent procedures, study site changes, direct delivery of investigational products to patient homes requiring state licensing, study deviations or noncompliance, and changes or delays in site monitoring. The foregoing may require that Elicio consult with relevant review and ethics committees, IRBs, and the FDA. The foregoing may also impact the integrity of Elicio’s study data. The effects of the COVID-19 pandemic may also increase the need for clinical trial patient monitoring and regulatory reporting of adverse effects. The pandemic could further impact Elicio’s ability to interact with the FDA or other regulatory authorities, and may result in delays in the conduct of inspections or review of pending applications or submissions. For example, the FDA may delay pre-approval inspections (PAIs). Although the FDA lifted restrictions relating to COVID-19 and affecting its inspection and other compliance operations in July 2022, the agency currently faces a significant backlog on compliance monitoring and enforcement activities for both domestic and foreign manufacturers, which may affect the scheduling of necessary pre-approval inspections of manufacturing facilities for drug and biological product candidates.
In addition, the patient populations that ELI-002 or any other product candidates target may be particularly susceptible to COVID-19, which may make it more difficult for Elicio to identify patients able to enroll in its current and future clinical trials and may impact the ability of enrolled patients to complete any such trials. Any negative impact the COVID-19 pandemic has on patient enrollment or treatment or the execution of ELI-002 or any other product candidates could cause costly delays to clinical trial activities, which could adversely affect Elicio’s ability to obtain regulatory approval for and to commercialize its product candidates, increase its operating expenses and have a material adverse effect on its financial results. Additionally, timely enrollment in planned clinical trials is dependent upon clinical trial sites which could be adversely affected by global health matters, such as pandemics. The COVID-19 pandemic has also impacted, and may continue to impact, Elicio’s third-party suppliers and manufacturers, including through the effects of facility closures, reductions in operating hours, staggered shifts and other social distancing efforts, labor shortages, decreased productivity and the unavailability of materials or components. While Elicio maintains an inventory of materials used to conduct Elicio’s research and development activities, a prolonged pandemic could lead to shortages in the raw materials necessary to manufacture Elicio’s product candidates. Specifically, Elicio’s IND process for ELI-002 experienced delays in part as a result of the adverse impacts of COVID-19 experienced by Elicio’s CMOs. If any of these third parties are adversely impacted by the COVID-19 pandemic or the restrictions resulting from the outbreak, if they cannot obtain the necessary supplies, or if such third parties need to prioritize other products or customers over Elicio, including under the Defense Production Act, Elicio may experience additional delays or disruptions in its supply chain, which could have a material and adverse impact on its business. CMOs may also need to implement measures and changes, or deviate from typical requirements because of the COVID-19 pandemic that may otherwise adversely impact Elicio’s supply chains or the quality of the resulting products or supplies. Depending on the change, Elicio may need to obtain FDA pre-approval or otherwise provide the FDA with a notification of the change.
The COVID-19 pandemic may additionally result in changes in laws and regulations. By example, in March 2020, the U.S. Congress passed the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) which includes various provisions regarding FDA drug shortage reporting requirements, as well as provisions regarding supply chain security, such as risk management plan requirements, and the promotion of supply chain redundancy and domestic manufacturing. This and any future changes in law may require that Elicio changes its internal processes and procedures to ensure continued compliance.
Even after the COVID-19 pandemic subsides, Elicio may continue to experience an adverse impact to its business as a result of its global economic impact, including from increased inflation and the prospect that policy responses to inflation could delay economic recovery or lead to another recession.
Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on Elicio’s business, financial condition, results of operation or prospects. Further, uncertainty around these and related issues could continue to adversely impact the economies of the United States and other countries, which could impact Elicio’s ability to raise the necessary capital needed to develop and commercialize its product candidates.
Elicio’s future success depends on its ability to retain its Chief Executive Officer and other key executives and to attract, retain, and motivate qualified personnel.
Elicio is highly dependent on Robert Connelly, its Chief Executive Officer, as well as the other principal members of its management and scientific teams. Mr. Connelly and such other principal members are employed “at will,” meaning Elicio or they may terminate the employment relationship at any time. The loss of the services of any of these persons could impede the achievement of Elicio’s research, development, and commercialization objectives.
Recruiting and retaining qualified scientific, clinical, manufacturing, business development, general and administrative and sales and marketing personnel will also be critical to Elicio’s success. Elicio may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. Elicio also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, Elicio relies on consultants and advisors, including scientific and clinical advisors, to assist it in formulating its research and development and commercialization strategy. Elicio’s consultants and advisors, including its scientific co-founder, may be employed by employers other than Elicio and may have commitments under consulting or advisory contracts with other entities that may limit their availability to Elicio. In addition, inflation has had, and Elicio expects that it will continue to have, an impact on the costs that it incurs to attract and retain qualified personnel, and may make it more difficult for it to attract and retain such personnel. The inability to recruit, or loss of services of certain executives, key employees, consultants, or advisors, may impede the progress of Elicio’s research, development, and commercialization objectives and have a material adverse effect on its business, financial condition, results of operations, and prospects.
If Elicio is unable to hire additional qualified personnel, its ability to grow its business may be harmed.
Over time Elicio will need to hire additional qualified personnel with expertise in drug development, product registration, clinical, preclinical and nonclinical research, quality compliance, government regulation, formulation and manufacturing, financial matters and sales and marketing. Elicio competes for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and Elicio’s search for such personnel may not be successful. Attracting and retaining qualified personnel will be critical to Elicio’s success.
Elicio expects to expand its development, regulatory, and future sales and marketing capabilities, and as a result, it may encounter difficulties in managing its growth, which could disrupt its operations.
As of April 13, 2023, Elicio had 24 full-time employees and, in connection with the growth and advancement of its pipeline and becoming a public company, it expects to increase the number of its employees and the scope of its operations, particularly in the areas of product development, regulatory affairs, and sales and marketing. To manage its anticipated future growth, Elicio must continue to implement and improve its managerial, operational, and financial systems, expand its facilities, and continue to recruit and train additional qualified personnel. Due to its limited financial resources and the limited experience of its management team in managing a company with such anticipated growth, Elicio may not be able to effectively manage the expected expansion of its operations or recruit and train additional qualified personnel. Moreover, the expected physical expansion of its operations may lead to significant costs and may divert its management and business development resources. Any inability to manage growth could delay the execution of its business plans or disrupt its operations.
As a growing biotechnology company, Elicio is actively pursuing new platforms and product candidates in many therapeutic areas and across a wide range of diseases. Successfully developing product candidates for and fully understanding the regulatory and manufacturing pathways to all of these therapeutic areas and disease states requires a significant depth of talent, resources and corporate processes in order to allow simultaneous execution across multiple areas. Due to its limited resources, Elicio may not be able to effectively manage this simultaneous execution and the expansion of its operations or recruit and train additional qualified personnel. This may result in weaknesses in its infrastructure, give rise to operational mistakes, legal or regulatory compliance failures, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of Elicio’s operations may lead to significant costs and may divert financial resources from other projects, such as the development of its product candidates. If Elicio’s management is unable to effectively manage its expected development and expansion, its expenses may increase more than expected, its ability to generate or increase its revenue could be reduced, and it may not be able to implement its business strategy. Elicio’s future financial performance and its ability to compete effectively and commercialize its product candidates, if approved, will depend in part on its ability to effectively manage the future development and expansion of its company.
Elicio’s internal computer systems, or those of its vendors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its product development programs, compromise sensitive information related to its business or prevent it from accessing critical information, potentially exposing it to liability or otherwise adversely affecting its business.
Elicio’s internal computer systems and those of its current and any future third-party vendors, collaborators and other contractors or consultants are vulnerable to damage, interruption or data theft from computer viruses, computer hackers, malicious code, employee theft or misuse, ransomware, social engineering (including phishing attacks), denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Cybersecurity incidents, which may not be immediately or ever detected, are increasing in frequency and evolving in nature. Additionally, due to geopolitical tensions related to Russia’s invasion of Ukraine, the risk of cyber-attacks may be elevated.
While Elicio seeks to protect its information technology systems from system failure, accident and security breach, if such an event were to occur and cause interruptions in its operations, it could result in a disruption of Elicio’s development programs and its business operations, whether due to a loss of its trade secrets or other proprietary information or other disruptions. For example, the loss of clinical trial data from future clinical trials could result in delays in Elicio’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. If Elicio were to experience a significant cybersecurity breach of its information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counterparties and data subjects could be material. In addition, Elicio’s remediation efforts may not be successful. If it does not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, it could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information. In addition, in response to the ongoing COVID-19 pandemic, a majority of Elicio’s workforce began to work remotely, which has continued and is now considered its normal business. This could increase Elicio’s cyber security risk, create data accessibility concerns, and make Elicio more susceptible to communication disruption.
To the extent that any disruption or security breach were to result in a loss of, or damage to, Elicio’s or its third-party vendors’, collaborators’ or other contractors’ or consultants’ data or applications, or inappropriate disclosure of confidential or proprietary information, Elicio could incur liability including litigation exposure, penalties and fines, Elicio could become the subject of regulatory actions or investigations, its competitive position could be harmed and the further development and commercialization of its product candidates could be delayed. Any of the above could have a material adverse effect on Elicio’s business, financial condition, results of operations or prospects. While Elicio maintains cyber-liability insurance (covering security and privacy matters), such insurance may not be adequate to cover any losses experienced as a result of a cybersecurity incident.
General Risk Factors
Unfavorable global economic conditions could adversely affect Elicio’s business, financial condition or results of operations.
Elicio’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, in 2008, the global financial crisis caused extreme volatility and disruptions in the capital and credit markets and the current COVID-19 pandemic has caused significant volatility and uncertainty in U.S. and international markets. See “Risks Related to Employee and Operations Matters, Managing Growth and Information Technology— A pandemic, epidemic, or outbreak of an infectious disease, such as the COVID-19 pandemic, may materially and adversely affect Elicio’s business and its financial results and could cause a disruption to the development or supply of ELI-002 or any other product candidates.” A severe or prolonged economic downturn, or additional global financial crises, could result in a variety of risks to Elicio’s business, including weakened demand for its product candidates, if approved, or its ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain Elicio’s suppliers, possibly resulting in supply disruption. Any of the foregoing could harm Elicio’s business and it cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.
U.S. federal income tax reform could adversely affect Elicio’s business and financial condition.
The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect Elicio or holders of its common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, on March 27, 2020, former President Trump signed into law the CARES Act which included certain changes in tax law intended to stimulate the U.S. economy in light of the COVID-19 coronavirus outbreak, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. Additionally, on December 22, 2017, former President Trump signed into law the Tax Cuts and Jobs Act of 2017 (TCJA), which significantly reformed the Code. The TCJA included significant changes to corporate and individual taxation, some of which could adversely impact an investment in Elicio’s common stock. Under the TCJA, in general, NOLs generated in taxable years beginning after December 31, 2017 may offset no more than 80 percent of such year’s taxable income and there is no ability for such NOLs to be carried back to a prior taxable year. The CARES Act modifies the TCJA with respect to the TCJA’s limitation on the deduction of NOLs and provides that NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. In addition, the CARES Act eliminates the limitation on the deduction of NOLs to 80 percent of current year taxable income for taxable years beginning before January 1, 2021. As a result of such limitation, Elicio may be required to pay federal income tax in some future year notwithstanding that it had a net loss for all years in the aggregate. Future changes in tax laws could have a material adverse effect on Elicio’s business, cash flow, financial condition or results of operations. Elicio urges investors to consult with their legal and tax advisers regarding the implications of potential changes in tax laws on an investment in Elicio’s common stock.
Elicio faces risks associated with increased political uncertainty.
The recent invasion of Ukraine by Russia and the sanctions, bans and other measures taken by governments, organizations and companies against Russia and certain Russian citizens in response thereto has increased the political uncertainty in Europe and has strained the relations between Russia and a significant number of governments, including the U.S. The duration and outcome of this conflict, any retaliatory actions taken by Russia and the impact on regional or global economies is unknown, but could have a material adverse effect on Elicio’s business, financial condition and results of its operations.

Elicio will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.
Elicio will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of ELI-002 and Elicio’s other product candidates and future product candidates. Elicio’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit Elicio’s ability to achieve its business objectives. If Elicio raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely the rights of its common stockholders. Further, to the extent that Elicio raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, its stockholder’s ownership interest in Elicio will be diluted. In addition, any debt financing may subject Elicio to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Elicio raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Elicio may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if Elicio were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to Elicio or its stockholders.
The market price of Elicio’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.
The market price of Elicio’s common stock following the Merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of Elicio’s common stock to fluctuate include:
•	the ability of Elicio to obtain regulatory approvals for its product candidates, and delays or failures to obtain such approvals;
•	failure of any of Elicio’s product candidates, if approved, to achieve commercial success;
•	failure by Elicio to maintain its existing third-party license and supply agreements;
•	failure by Elicio or its licensors to prosecute, maintain, or enforce its intellectual property rights;
•	changes in laws or regulations applicable to Elicio’s product candidates;
•	any inability to obtain adequate supply of Elicio’s product candidates or the inability to do so at acceptable prices;
•	adverse regulatory authority decisions;
•	introduction of new products, services or technologies by Elicio’s competitors;
•	failure to meet or exceed financial and development projections Elicio may provide to the public;
•	failure to meet or exceed the financial and development projections of the investment community;
•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by Elicio or its competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and Elicio’s ability to obtain patent protection for its technologies;
•	additions or departures of key personnel;
•	significant lawsuits, including patent or stockholder litigation;
•	if securities or industry analysts do not publish research or reports about Elicio’s business, or if they issue an adverse or misleading opinion regarding its business and stock;
•	changes in the market valuations of similar companies;
•	general market or macroeconomic conditions;
•	sales of its common stock by Elicio or its stockholders in the future;
•	trading volume of Elicio’s common stock;
•	failure to maintain compliance with the listing requirements of The Nasdaq Global Market;
•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;
•	adverse publicity generally, including with respect to other products and potential products in such markets;
•	the introduction of technological innovations or new therapies that compete with potential products of Elicio;
•	changes in the structure of health care payment systems; and
•	period-to-period fluctuations in Elicio’s financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Elicio’s common stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm Elicio’s profitability and reputation.
Additionally, a decrease in the stock price of Elicio may cause Elicio’s common stock to no longer satisfy the continued listing standards of Nasdaq. If Elicio is not able to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.
Elicio will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies.
Elicio will incur significant legal, accounting and other expenses that Elicio did not incur as a private company, including costs associated with public company reporting requirements. Elicio will also incur costs associated with corporate governance requirements, including requirements under the laws, rules and regulations of the SEC as well as the Nasdaq rules. These laws, rules and regulations are expected to increase Elicio’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, Elicio’s management team consisted of the executive officers of Elicio prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These laws, rules and regulations also may make it difficult and expensive for Elicio to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for Elicio to attract and retain qualified individuals to serve on Elicio’s board of directors or as executive officers of Elicio, which may adversely affect investor confidence in Elicio and could cause Elicio’s business or stock price to suffer.

Anti-takeover provisions in Elicio’s charter documents and under Delaware law could make an acquisition of Elicio more difficult and may prevent attempts by Elicio stockholders to replace or remove Elicio management.
Provisions in Elicio’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. In addition, because Elicio will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding Elicio voting stock from merging or combining with Elicio. Although Angion and Elicio believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with Elicio’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by Elicio’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.
The amended and restated certificate of incorporation of Elicio will provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between Elicio and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Elicio or its directors, officers or other employees, and could make it more costly for stockholders to bring a claim against Elicio.
The amended and restated certificate of incorporation and amended and restated bylaws of Elicio will be the amended and restated certificate of incorporation and amended and restated bylaws of Angion, which provide, among other things, that that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) generally will be the exclusive forum for any derivative action or proceeding brought on Elicio’s behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim against Elicio arising pursuant to the DGCL, Elicio’s amended and restated certificate of incorporation or Elicio’s amended and restated bylaws, or any action asserting a claim against Elicio that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.
To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the amended and restated certificate of incorporation and the amended and restated bylaws of Elicio will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims, and investors cannot waive compliance with the federal laws and rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid and several state trial courts have enforced such provisions and required that suits asserting Securities Act claims be filed in federal court, there is no guarantee that courts of appeal will affirm the enforceability of such provisions and a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, Elicio would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of its amended and restated certificate of incorporation and amended and restated bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there is uncertainty that the provision would be enforced by a court in those other jurisdictions. If a court were to find either exclusive forum provision in Elicio’s amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, Elicio may incur further significant additional costs associated with litigating Securities Act claims in state court, or both state and federal court, which could seriously harm its business, financial condition, results of operations, and prospects. This exclusive forum provision may make it more expensive for stockholders to bring a claim than if the stockholders were permitted to select another jurisdiction and may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Elicio or its directors, officers or other employees or stockholders, which may discourage such lawsuits against Elicio and its directors, officers and other employees and stockholders. Alternatively, if a court were to find the choice of forum provision contained in Elicio’s amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, Elicio may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations.
Elicio does not anticipate that it will pay any cash dividends in the foreseeable future.
The current expectation is that Elicio will retain its future earnings, if any, to fund the development and growth of Elicio’s business. As a result, capital appreciation, if any, of the common stock of Elicio will be its stockholders’ sole source of gain, if any, for the foreseeable future.
An active trading market for Elicio’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.
An active trading market for Elicio’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.
Future sales of shares by existing stockholders could cause Elicio’s stock price to decline.
If existing stockholders of Elicio sell, or indicate an intention to sell, substantial amounts of Elicio’s common stock in the public market after applicable legal restrictions on resale  in Elicio’s prospectus filed with the United States Securities and Exchange Commission on April 28, 2023 lapse, the trading price of the common stock of Elicio could decline. Elicio is unable to predict the effect that sales may have on the prevailing market price of Elicio’s common stock.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about Elicio, its business or its market, its stock price and trading volume could decline.
The trading market for Elicio’s common stock is influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of Elicio’s common stock, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, Elicio will not have any control over the analysts, or the content and opinions included in their reports. The price of Elicio’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of Elicio or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

If Elicio fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

Elicio is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that Elicio maintain effective disclosure controls and procedures and internal control over financial reporting. Elicio must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Elicio has never been required to test its internal controls within a specified period. This will require that Elicio incur substantial professional fees and internal costs to expand its accounting and finance functions and that it expends significant management efforts. Elicio may experience difficulty in meeting these reporting requirements in a timely manner.

Elicio may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. Elicio’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If Elicio is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, Elicio may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.
If Elicio fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.
Elicio’s ability to compete in the highly competitive pharmaceuticals industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. Elicio will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay, or prevent the successful development of Elicio’s product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If Elicio loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. Elicio might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.
Elicio is expected to take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies and emerging growth companies, which could result in its common stock being less attractive to investors.
Elicio has a public float of less than $250 million and therefore qualifies as a smaller reporting company under the rules of the SEC. As a smaller reporting company, Elicio is able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in its SEC filings. Decreased disclosures in Elicio’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects.  Elicio cannot predict if investors will find Elicio’s common stock less attractive if it relies on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. Elicio may take advantage of the reporting exemptions applicable to a smaller reporting company until it is no longer a smaller reporting company, which status would end once it has a public float greater than $250 million. In that event, Elicio could still be a smaller reporting company if its annual revenues were below $100 million and it has a public float of less than $700 million.
Elicio is an emerging growth company (EGC), as defined in the Jumpstart Our Business Startups Act of 2012, as amended. For as long as Elicio continues to be an EGC, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Elicio’s prospectus filed with the United States Securities and Exchange Commission on April 28, 2023and its periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. Elicio may remain an EGC or until the earlier of (a) December 31, 2026, (b) the last day of the fiscal year in which Elicio has total annual gross revenue of at least $1.235 billion or more, (c) the date Elicio is deemed to be a large accelerated filer, which requires the market value of its common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (d) the date on which Elicio has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Changes in tax laws may materially adversely affect Elicio’s business, prospects, financial condition and operating results.
New tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect Elicio’s business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Elicio. For example, the Tax Act, the CARES Act, and the IRA enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to such legislation may affect Elicio, and certain aspects of such legislation could be repealed or modified in future legislation. Such tax law changes could have a material adverse impact on Elicio. In addition, it is uncertain if and to what extent various states will conform to newly enacted federal tax legislation. While it is too early to assess the overall impact of these changes, as these and other tax laws and related regulations are revised, enacted, and implemented, Elicio’s financial condition, results of operations, and cash flows could be materially adversely impacted.
Elicio’s ability to use net operating loss (NOL) carryforwards and other tax attributes may be limited, including as a result of the Merger.
Elicio has incurred losses during its history, and it does not expect to become profitable in the near future and may never achieve profitability. To the extent that Elicio continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2022, Angion had U.S. federal NOL carryforwards and state NOL carryforwards of $133.5 million and $108.0 million, respectively, and Elicio had U.S. federal NOL carryforwards and state NOL carryforwards of approximately $71.7 million and $65.0 million, respectively. Under current law, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Elicio’s ability to utilize its NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If Elicio earns taxable income, such limitations could result in increased future income tax liability to Elicio, and Elicio’s future cash flows could be adversely affected.